EXHIBIT 10(B)

                      FINAL TRANSLATION (MARCH 15, 1993)
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NUMBER 270
TWO HUNDRED SEVENTY

In the City of Santa Fe de Bogota Capital District, Republic of Colombia, at the ninth day of February of Nineteen Hundred Ninety Three (1993). In my presence, Otto Barrios Gawes, Public Notary Number 16, of the Bogota circle, appeared Doctor Dario Cardenas Navas domiciled in Santa Fe de Bogota D.C. identified with citizen certificate number 17066629 of Bogota and military card number B250188 of the special military district who opts in own name and manifests: First: that he presents in a conservative manner in the protocol of this Notary the contract of the ASSOCIATION for the sector designated as DINDAL executed between EMPRESA COLOMBIANA DE PETROLEOS SA "ECOPETROL", GHK COMPANY COLOMBIA and PETROLINSON S.A. dated 22nd of January of Nineteen Hundred Ninety Three with its respective annexes: "A" consisting of the contracted area and the calculated coordinates Gauss and "B" consisting of the operation agreement. The notary declares contract legal under the number of the public register the aforementioned documents. Based on the act, requested copies can be expedited to the parties conforming and arranged with numeral 3 of article 27 of Decree 2076 of the 23rd of December of Nineteen Hundred Ninety Two. "ECOPETROL" Empresa Colombiana de Petroleos must act as agent for retaining taxes of the signed contract. Duly read this instrument is signed for its validity jointly with the subscribed notary who in this form authorizes contract. Signed on page number AB27474598 free of charge of the notary only notary cost of rights of $3,000.00 pesos as conformed authorized Decree 172 of the 28th of January of 1992.

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                              ASSOCIATION CONTRACT

ASSOCIATE:      THE GHK COMPANY AND PETROLINSON S.A.

SECTOR:         DINDAL

EFFECTIVE DATE: MARCH 23 OF 1993

            The contracting Parties known as the Colombian Company of Petroleum, from now on to be called ECOPETROL, commercial and industrial company of the State authorized by the Law 165 of 1948 and governed by Decree 062 of 1970, with principal domicile in Santa Fe de Bogota, represented by JUAN MARIA RENDON GUTIERREZ, identified with the citizenship certificate No. 17.125.100 issued in Santa Fe de Bogota, domiciled in Santa Fe of Bogota, who manifests: 1. That in his character as President of ECOPETROL works to represent this Company, and 2. Has the power of the present Contract authorized by the Executive Branch/Office of ECOPETROL, according to No. 2012 of the 3 of November 1992 and, by the other Party, THE GHK COMPANY COLOMBIA organized according to the laws of Oklahoma, with a branch being established in Santa Fe de Bogota D.C., Colombia.

            1. Represented by RUSS A. CUNNINGHAM, identified with Passport Number P.O. 82019832 of the United States of America, who manifest: 1. That in his character as a legal officer works to represent the GHK COMPANY COLOMBIA and, 2. Has authorization to execute the present contract according to power given to him. And PETROLINSON S.A. company organized according to laws in the Republic of Panama, with a subsidiary established in Colombia and principle domicile in Santa Fe de Bogota according to the Public Notice number 4489 of the 6th of July, 1964, granted in the fifth Notary of the Circle of Santa Fe de Bogota, represented by NORMAN R. ROWLINSON, identified with the certificate of foreign number 73.192 issued in Bogota, who manifests:

            1. That in capacity of General Trustee works in representation of PETROLINSON S.A. and company

            2. Has the power to execute the present contract according to the certificate of existence and legal representation issued by the Chamber of Commerce of Santa Fe de Bogota. In the course of this Contract THE GHK COMPANY and PETROLINSON S.A. will be called THE

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ASSOCIATE. In the noted conditions, ECOPETROL and THE ASSOCIATE make it known that they have executed the contract in the following clauses:

CHAPTER 1 - GENERAL PROVISIONS

CLAUSE 1 - OBJECT OF THIS CONTRACT

            1.1 The object of this contract is the exploration of the Contracted Area and the exploitation of such nationally owned oil as may be found therein, as described in Clause 3 below.

            1.2 According to the object of this contract Article 1., Decree No. 2310 of 1974 the exploration and exploitation of hydrocarbons of national property entrusted to ECOPETROL, who may carry out said activities directly or by means of contracts with private parties. Based on the mentioned disposition ECOPETROL has agreed with THE ASSOCIATE to exploit the Contracted Area and to exploit the Petroleum that could find in the terms and conditions anticipated in the present document, Annex "A" and Annex "B" (Operating Agreement) that form an integral part of this contract.

            1.3 Without prejudice of the provisions stipulated in the contract, it is understood that THE ASSOCIATE shall have the same rights and obligations in respect to the Petroleum produced in the Contracted Area and to its share of the same as are assigned under Colombian law to anyone exploiting nationally-owned Petroleum in this country.

            1.4 ECOPETROL and THE ASSOCIATE agree that they will carry out exploration work and exploitation in the terrain of the Contracted Area, that they will distribute costs and risks in the same proportion and terms anticipated in this contract and that the properties they may acquire and the stored and produced Petroleum will belong to each Party in the stipulated proportions.

CLAUSE 2 - APPLICATION OF THIS CONTRACT

            This contract applies to the Contracted Area, whose boundaries are described in Clause 3 below, or to any portion thereof, subject to the terms hereof, whenever Clause 8 has been applied.

CLAUSE 3 - CONTRACTED AREA

            This Contracted Area is called "DINDAL", and comprises an extension of 80.154 hectares with 8.500 square meters and is located in the municipal jurisdictions of Caparrapi, La

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Palma, Guaduas, Chaguani, Viani, Villeta, Quebrada Negra, Utica and Yacopi in
the Department of Cundinamarca. This area is described herein below and, as shown in the map enclosed as Annex "A" has been taken as frame of reference the Geodetic Vertex "TAPE - 24" of the Geographic Institute "Agustin Codazzi," whose flat coordinates Gauss with Origin Bogota are: N-1,063, 470.38 meters, E-951,466.09 meters that correspond with the geographic coordinates: Latitude 05(degree) 10' 22" .276" to the North of the Equator and Longitude 74(degree) 31' 07" .154 to the West of Greenwich. Of this frame of reference is continued with N course 57(degree) octadecadiene '09" .072 W by uniting distance of 4,553.45 meters until arriving to the point "A", lot point whose coordinates Gauss are: N-1,065,900.00 meters, E-947,615.00 meters, E-947,615.00 meters. Of this point "A" is continued with North course by uniting distance of 4,100.00 meters until arriving to the point "B" whose coordinates Gauss are: N-1, 070,000.00 meters, E-947,615.00 meters. Of this point "B" is continued with West course by distance of 13,615.00 meters until arriving to the point "C" whose coordinates Gauss are: N-1,070.000.00 meters, E-934,000.00 meters. The linear "B-C" adjoins in the part West with the linear "H-G" of the undersigned Honda Contract with COCODRILL OIL. Of this point "C" is continued with N course 28(degree) 04' 20" .953E and by distance of 34,000.00 meters until arriving to the point "D" whose coordinates Gauss are: N-1,100,000.00 meters, E-950,000.00 meters. Of this point "D" is continued with course East by uniting distance of 18,000.00 meters until arriving to the point "E" whose coordinates Gauss are:
N-1,100,000.00 meters, E-968,000.00 meters. Of this point "E" is continued with course S 28(degree) 04' 20" .953 W by distance of 34,000.00 meters until arriving to the point "F" whose coordinates Gauss are: N-1,070,000.00 meters, E-952,000.00 meters. Of this point "F" is continued with course S 07(degree) 07' 30" .059E And by distance of 16,124.51 meters until arriving to the point "G" whose coordinates Gauss are: N-1,054,000.00 meters, E-954,000.00 meters. Of this point "G" is continued with course S15(degree) 42' 31" .096 W by uniting distance of 16,620.77 meters until arriving to the point "H" whose coordinates Gauss are: N-1,038,000.00 meters, E-949,500.00 meters. Of this point "H" is continued with West course by distance of 5,800.00 meters until arriving to the point "I" whose coordinates Gauss are: N-1,038,000.00 meters, E-943,700.00 meters. The linear "HI" adjoins in all its extension with the part East of the linear "M-L" of the VIANI Contract undersigned by AMERICAN INTERNATIONAL PETROLEUM CORPORATION OF COLOMBIA. Of this point "I" is continued with North course by uniting distance of 27,900.00 meters until arriving to the point "J" whose coordinates Gauss are: N-1,065,900.00 meters, E-943,700.00 meters. Of this point "J" is continued with course this by

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uniting distance of 3,915.00 meters until arriving to the point "A" lot point of the boundary and shutdown of the polygon.

PARAGRAPH 1

            Whenever a person files a claim asserting that he/she is the owner of the subsoil in the Contracted Area, ECOPETROL will assume the attention of the case and any other required obligations.

CLAUSE 4 - DEFINITIONS

            For purposes of this Contract, the terms mentioned below shall have the following meaning:

            4.1 CONTRACTED AREA: The terrain defined in the Clause 3 previous, with subordination to the Clause 8.

            4.2 COMMERCIAL FIELD: It is that portion of the Contracted Area that it will be able of producing Petroleum in quantity and quality economically workable.

            4.3 EXECUTIVE COMMITTEE: Is the committee that is integrated within thirty (30) following days to the acceptance of a Commercial Field, to supervise, control and approve all the operations and shares that are advanced during the force of the contract.

            4.4 DIRECT EXPLORATION COSTS: Those monetary expenditures in which incurs THE ASSOCIATE by the drilling of Exploration wells that they may have resulted producing, as well as by locations, completion, equipment and tests of such wells, flow lines and separators. Direct Exploration Costs do not include administrative or technical support from the head office or central offices of the Company.

            4.5 JOINT ACCOUNT: The records that are carried by means of accounting books, books, according to the Colombian laws for crediting or debiting the parties for their participation in the Joint Operation.

            4.6 BUDGETARY EXECUTION: The resources actually expended and/or committed for each of the programs and projects approved for a given calendar year.

            4.7 EFFECTIVE DATE: It will be the calendar day in which exceeds a term of sixty (60) calendar days counted from the date in which a signature is present on the contract, from which are counted all the terms in the covenant, subject to the validity of the same.
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            4.8 CASH FLOW: Constitutes the physical money movement (income and disbursements) that the Joint Account must make in order to attend the different obligations that develop from the normal operations the Association acquires.

            4.9 NATURAL GAS: Hydrocarbons mixture in gaseous state, composed by most volatile members of the hydrocarbon paraffinic series.

            4.10 DIRECT EXPENDITURES: All expenditures charged to the Joint Account as a result of payments to personnel directly working for the Association, purchase of materials and supplies, service contracts made with third parties and any overhead required by the Joint Operation for the normal performance of activities.

            4.11 INDIRECT EXPENSES: Those disbursements charged to the Joint Account for administrative and/or technical support which the Operator may eventually furnish the Joint Operation using his own organization.

            4.12 COMMERCIAL INTEREST: When referring to Colombian Pesos, it shall be the current interest rate as certified by the Bank Superintendency for the corresponding period; in the case of dollars of the United States of America it shall be the principal rate as fixed by CITY BANK of New York.

            4.13 INTEREST IN THE OPERATION: The share in the obligations and rights each Party acquired in the exploration and exploitation of the Contracted Area.

            4.14 DEVELOPMENT INVESTMENTS: Refers to money invested in assets and equipment that are capitalized as assets for the Joint Operation in a Commercial Field accepted by the Parties.

            4.15 PRODUCTION OBJECTIVES: They are the formations, strata or sands with possible hydrocarbons accumulation.

            4.16 JOINT OPERATION: The activities and executed works or in process of execution on behalf of the Parts and by account of these.

            4.17 OPERATOR: The person nominated by the Parties so that, on their behalf, carries out the operations necessary to explore and exploit the Petroleum that is found in the Contracted Area.

            4.18 PARTIES: On the Effective Date, ECOPETROL and THE ASSOCIATE. Thereafter and, at any time, ECOPETROL and THE ASSOCIATE and/or its assignees, of the other.

            4.19 PERIOD OF EXPLORATION: It is the time lapse that THE ASSOCIATE has to comply with the obligations stipulated in the Clause 5 of this contract and that it will not exceed six

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(6) years counted as of the Effective Date, on exception of the cases provided in the Clause 9 (subparagraph 9.3 and 9.8) and 34.

            4.20 PERIOD OF EXPLOITATION: The time elapses from when the Period of Exploration ends, until the termination of this contract.

            4.21 PETROLEUM: The natural hydrocarbons mixture in liquid or gaseous state, in normal conditions, as well as those substances that accompany them or are derived from them with exception from helium and rare gases.

            4.22 EXPLORATORY WELLS Any designate well as such by THE ASSOCIATE to be drilled or deepen by their responsibility in the Area Contracted in search for Petroleum. The fulfillment of the obligations covenanted in Clause 5 of the presents contract, the respective exploration well will be previously qualified between ECOPETROL and THE ASSOCIATE.

            4.23 EXPLOITATION WELL (OR DEVELOPMENT WELL): Any well previously scheduled by the Executive Committee to produce Petroleum in the Commercial Area.

            4.24 BUDGET: The basic planning instrument used to assigned resources for specific projects to be applied within a calendar year, or part of the year, in order to accomplish the goals and objectives proposed by THE ASSOCIATE or by the Operator.

            4.25 EXTENSIVE TEST OF PRODUCTION: They are the operations that are executed in one or various producing exploration wells, in order to evaluate the conditions of production and behavior of the oil field.

            4.26 REFUND: Payment in proportion that corresponds to ECOPETROL by the direct cost of exploration (incurred by THE ASSOCIATE) of the exploration wells that have productive results.

            4.27 EXPLORATION WORK: They are those operations executed by THE ASSOCIATE in concern to the research and discovery of Petroleum within the area of the contract.

CHAPTER II - EXPLORATION

CLAUSE 5 - TERMS AND CONDITIONS

            5.1.1 During the first year counted from the effective date of this Contract THE ASSOCIATE will be obligated to carry out the drilling of two (2) exploratory wells until reaching to penetrate the formations that they could produce petroleum in the area. During the second year THE ASSOCIATE will carry out the drilling of two (2) Exploratory wells until reaching to penetrate the

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formations that they could produce Petroleum in the area. At the end of each year THE ASSOCIATE will have be the option of resigning to the contract, provided that may have been given fulfillment to the respective obligations.

            5.1.2 During the third year THE ASSOCIATE will drill two (2) Exploratory wells until reaching to penetrate the formations that they could produce Petroleum in the area. At the time of expiration of this year the contract will be terminated if has not been applied and authorized in accordance with subparagraph 5.2 of this Clause or no commercial field has been discovered.

            5.1.3 At the expiration of the first year of the Period of Exploration THE ASSOCIATE will be able to reduce the Contracted Area by fifty percent (50%) of the original area, according to the determining boundaries and that are accepted by ECOPETROL. In case that THE ASSOCIATE exercise this faculty, the exploratory obligations will be reduced to the drilling of one (1) Exploratory well by the start of the second year of exploration.

            5.2 If THE ASSOCIATE has been satisfactory in fulfilling the obligations stipulated in Clause 5, ECOPETROL, by request of THE ASSOCIATE, will extend annually up to three (3) additional years to the period of exploration and after the first extended year THE ASSOCIATE will be obligated to carry out exploration work in the Contracted Area, consisting in two (2) exploration wells until penetrating formation that could produce Petroleum in the area.

            5.3 If, during any one (1) year of the Period of Exploration, THE ASSOCIATE determines to advance work corresponding to obligations of the following year it can apply from ECOPETROL to approve such work. If the request is approved by ECOPETROL, it will determine in which form and value the transfer is made of the obligations mentioned.

            5.4 During the force of this contract, THE ASSOCIATE will be able to effect Exploration Works in areas that are conserve according with Clause 8 and THE ASSOCIATE will be solely responsible for the risks and costs of these activities and, therefore, will have the exclusive and complete control of the same. This will not modify the maximum duration of the contract.

CLAUSE 6 - SUPPLY OF INFORMATION DURING EXPLORATION

            6.1 ECOPETROL shall supply THE ASSOCIATE, whenever this applies, all the information it has in its possession within the Contracted Area. The costs of reproductibility and supply of such information will be charged to THE ASSOCIATE.

            6.2 During the Period of Exploration THE ASSOCIATE shall deliver to ECOPETROL, as it is obtained, all the geological and geophysical information, edited magnetic

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tapes, processed seismic sections and all the field information that serves them as support, magnetic and gravimetric logs, all in reproducible originals, copies of geophysical reports, reproducible originals of all logs as the wells are drilled by THE ASSOCIATE, including the final composite graph for each well and copies of the final drilling report, including core sample analyses, results of production tests and any other information relating to the drilling, survey, or interpretation of any kind performed by THE ASSOCIATE for the Contracted Area without limitation. ECOPETROL is entitled, in any time and through any procedure it may consider appropriate, to attend all the operations and to verify the previously listed information.

            6.3 The Parties agree that during the validity of this contract all the information obtained in the development of the same is confidential. The Parties agree equally that each case will be able to effect exchanges with the associated or non-associated companies with ECOPETROL. It is understood that this agreement is without prejudice to the obligation to furnish the Ministry of Mines and Energy with any information it may request under current legal and regulatory provisions. Nevertheless, it is understood and agreed that THE ASSOCIATE may, at its sole discretion, supply information required by its affiliates, consultants, contractors, and financial entities, and as required by the competent authorities with jurisdiction over THE ASSOCIATE or its affiliates, or under regulations of any stock exchange in which capital stock of THE ASSOCIATE or related corporations is listed.

CLAUSE 7 - BUDGET AND EXPLORATION SCHEDULES

            THE ASSOCIATE will have the obligation to prepare with observance of what was established in this contract, the programs and cost estimates necessary to effect the exploration of the Contracted Area. Said programs and cost estimates will be presented in a timely manner to ECOPETROL.

CLAUSE 8 - RESTITUTION OF THE AREAS

            8.1 Independently to the reduction of the Contracted Area that by decision of THE ASSOCIATE will be carried out as laid down in Clause 5 (subparagraph 5.1.3). Upon termination of the initial exploration period or any extensions thereof obtained by THE ASSOCIATE, or at the end of the sixth (6) year at the latest, if a Commercial Field has been discovered in the Contracted Area, said area shall be reduced to fifty percent (50%) of the original area; two (2) years later, the area shall be reduced to twenty five percent (25%) of the area that was initially contracted and two

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(2) years thereafter, such area shall be reduced to the area of the Commercial
Field or Fields under production or development, plus a five (5) kilometer wide reserve zone surrounding each field. The Commercial Fields, plus the zone surrounding each field, shall be called the Exploitation Area, and shall be the only part of the Contracted Area that shall remain subject to the terms of this contract.

            8.2 The ASSOCIATE will determine the areas that shall be returned to ECOPETROL in lots of minimum extensions of five thousand (5,000) hectares each, unless THE ASSOCIATE shows evidence that such is not possible. Notwithstanding the requirement to relinquish areas as referred to in Clause 8 (subparagraph 8.1), THE ASSOCIATE is not obliged to return development or production areas, including the 5 kilometer wide reserve belt surrounding them, unless development or production operations are suspended continuously for over a year, without just cause and for reasons attributable to THE ASSOCIATE, in which case the areas will be returned to ECOPETROL, this terminating the contract for said areas or parts of areas. These stipulations are also applicable to exploitation under the sole risk modality.

CHAPTER III - EXPLOITATION

CLAUSE 9 - TERMS AND CONDITIONS

            9.1 To initiate the Joint Operation under the terms of this contract its considered that the works of exploitation begin on the date the Parties recognize the existence of a commercial field or when they are met on Clause 9 (subparagraph 9.5). THE ASSOCIATE will prove the existence of a Commercial Field by drilling, in the proposed Commercial Field, a number of wells sufficient to reasonable define the area and commerciality of the field. In this case THE ASSOCIATE will notify ECOPETROL in writing about such discovery, furnishing the studies which have led to this conclusion. Within ninety (90) calendar days from the date THE ASSOCIATE hands over all supporting information, ECOPETROL must accept or object to the existence of such Commercial Field. ECOPETROL may request such additional information as it may deem necessary within the thirty
(30) days following the date of submission of the first supporting information.

            9.2.1 If ECOPETROL accepts the existence of the Commercial Field, it will give announcement in this sense to THE ASSOCIATE within ninety (90) calendar days as provided in Clause 9 (subparagraph 9.1) and entered to participate, in the terms of this contract, into the development of the Commercial Field, discovered by THE ASSOCIATE.

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            9.2.2 ECOPETROL will reimburse to THE ASSOCIATE fifty percent (50%)
of the Direct Exploration Costs of the wells when, having been drilled by THE ASSOCIATE as Exploratory Wells within the Commercial Field referred to under Clause 9 (subparagraph 9.1), prove commercially productive.

            9.2.3 The amount of these costs is determined in dollars of the United States of America, taking as date of reference that in which ECOPETROL warns THE ASSOCIATE that accepts the existence of the Commercial Field; therefore, the costs caused in Colombian pesos are liquidated to the representative exchange rate of the market certify by the Banking Superintendent that governs in the here signed date.

            9.2.4 The reimbursement of the corresponding costs to each well will be made by ECOPETROL to THE ASSOCIATE from the moment in which the well is placed on production by the Operator, with the amount on dollars of its direct participation on the production of the respective well.

            9.3 If ECOPETROL does not accept the existence of the Commercial Field as referred to under Clause 9 (subparagraph 9.1) it will be able to indicate to THE ASSOCIATE the additional works that considers necessary to demonstrate the existence of a Commercial Field, works whose cost will not exceed TWO MILLION DOLLARS (US $2,000,000.00), they will neither be able to require for the execution a lapse greater than one (1) year, in which case the Period of Exploration for the Contracted Area is extended automatically by the same period as that agreed by the Parties as necessary to perform the additional work requested by ECOPETROL in this clause, but without prejudice to reduction of areas as stipulated in Clause 8 (subparagraph 8.1).

            9.4 If ECOPETROL, after executing the additional works required according with Clause 9 (subparagraph 9.3), accepts the existence of the Commercial Field referred to in Clause 9 (subparagraph 9.1), enters to participate in the development operations of the field before mentioned in the terms established in this contract and will refund to THE ASSOCIATE, in the shape stipulated in the Clause 9 (subparagraph 9.2.2), fifty percent (50%) of the cost of the applied additional works, referred to in Clause 9 (subparagraph 9.3) and the executed works became property of the Joint Account.

            9.5 If ECOPETROL does not accept the existence of a Commercial Field, after effected completion additional works referred to in Clause 9 (subparagraph 9.3), THE ASSOCIATE has the right to execute works that estimates necessary for the exploitation of said field and be refunded two hundred percent (200%) of the total cost of the works executed by its own accounts and

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risks, and for the effects of this clause with the value of the Petroleum production, less the royalties referred to in Clause 13, deducting costs of production, gathering, transportation and sales. For liquidation purposes the dollar equivalent of the disbursements made in pesos will be calculated using the exchange rate on the date ECOPETROL notifies the non-existence of a Commercial Field. For the purpose of this clause, the value of each barrel of Petroleum produced in said field during a calendar month will be the average price by barrel that THE ASSOCIATE receives of the sales of its participation in the Petroleum produced in the Contracted Area during the same month. When THE ASSOCIATE has reimbursed the percentage established in this clause, all the drilled wells, the installations and all kinds of assets acquired by THE ASSOCIATE for the exploitation of the field and paid as indicated in this clause, will become property of the Joint Account free of charge, previous acceptance of ECOPETROL of participating in the development of such field.

            9.6 ECOPETROL at any time may enter to participate in the operation of the field discovered and developed by THE ASSOCIATE, without prejudice to THE ASSOCIATE'S right to reimburse itself for the investments made at its expense, in the form and percentage stated in Clause 9 (subparagraph 9.5). Once THE ASSOCIATE is reimbursed, ECOPETROL shall start to participate in the financial results of the developed wells by exclusive expense of THE ASSOCIATE.

            9.7 To define a Commercial Field all the geological and geophysical information will be considered and that of the drilled wells within said field or those related to it.

            9.8 If upon expiration of the six (6) year Exploration Period referred to in Clause 5 (subparagraph 5.2), THE ASSOCIATE has drilled one or more Exploratory Wells which indicate the possible existence of a Commercial Field, ECOPETROL, at the ASSOCIATE'S request, shall extend the Exploration Period for the necessary time, not to exceed one (1) year, for THE ASSOCIATE to demonstrate the existence of said Commercial Field, without prejudice to that set out in Clause 8.

CLAUSE 10 - TECHNICAL CONTROL OF OPERATIONS

            10.1 The parties agree that THE ASSOCIATE is the Operator and as such, within the limitations set forth in this contract, shall have control of all the operations and activities it may consider necessary for a technical, efficient and economic exploitation of the Oil existing within the area of the Commercial Field.

            10.2 The Operator has the obligation of accomplishing all the development operations and production according to the industrial standards and practices, using the better technical methods

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and systems that requires the economical and efficient exploitation of
Petroleum, and fulfilling the pertinent legal and regulatory provisions on the subject.

            10.3 The Operator shall be considered as an entity distinct from the Parties hereto for all objectives of this contract, as well as for purposes of the implementation of civil, labor and administrative legislation and for the Operation's relations with the personnel it employs, pursuant to Clause 32.

            10.4 The Operator shall have the right to resign as such, by means of written notice given to the Parties six (6) months in advance of the effective date of such resignation. The Executive Committee shall then appoint a new Operator pursuant to Clause 19 (subparagraph 19.3.2).

CLAUSE 11 - EXPLOITATION SCHEDULES AND BUDGET

            11.1 Within three (3) months following acceptance of a Commercial Field in the Contracted Area, the Operator shall present to the Parties an activity schedule and a Budget for the rest of the calendar year thereof. Should there be less than six and one-half (6 1/2) months to the end of such year, the Operator shall prepare and present the Budget and schedules for the following calendar year within a term of three (3) months. Future Budgets and schedules shall be presented to the Parties in the ordinary meeting of the Executive Committee held in July of the previous year. Within twenty (20) days following receipt of the Budgets and schedules, the Parties shall advise the Operator in writing of the changes they wish to propose. When this happens, the Operator shall take into account the observations and amendments proposed by the Parties in the preparation of the Budget and schedules, which shall be submitted for final approval by the Executive Committee, at the ordinary meeting held each November; except if there are less than six and one-half (6 1/2) months left before the end of the year when the existence of the Commercial Field is recognized. Should the total Budget not be approved before November, those aspects of the Budget items on which agreement has been reached shall be approved by the Executive Committee, while the items on which no agreements has been reached shall be immediately submitted to the Parties for their subsequent review and final decision, in the manner provided for in Clause 20.

            11.2 The Parts will be able to propose additions or inspections to the Budget and to the approved schedules, but, except in cases emergency, they will not have to be formulated frequently inferior at three (3) months. The Executive Committee will decide about the additions and inspection proposed in meetings; the one which is convened within the thirty (30) days following presentation of the same.

            11.3  The schedules and Budgets are mainly designed to:

            11.3.1 Determine the operations and to be carried out during the following calendar year.

            11.3.2 To determine the expenses and investments that the Operator is authorized to undertake.

            11.4 The terms Schedule and Budget mean the proposed work plan and the estimated expenses and investments that the Operator shall carry out in the different aspects of the operation, such as:

            11.4.1 Capital investments in production: Drilling for the development of reservoirs, well workover or recovery, and second construction specific to production.

            11.4.2 General construction and equipment: Industrial and camp facilities, transport and building equipment, drilling and production equipment, other construction and equipment.

            11.4.3 Maintenance and operating expenses: production expenses, geological expenses and administrative overhead for the operation.

            11.4.4  Working capital requirements.

            11.4.5  Funds for contingencies (unforeseen occurrences)

            11.5 The Operator shall make all the expenditures and investments and carry out the development and production operations in accordance with the schedules and Budgets referred to in Clause 11 (subparagraph 11.1), without exceeding the total Budget for each year by ten percent (10%), except by authorization of the Parties in special cases.

            11.6 The Operator voluntarily will not initiate any project, nor charge the Joint Account expenses not approved in the Budget, that exceed the sum of forty thousand dollars of United States of America currency (US $40,000) or its equivalent in Colombian currency, by project or by trimester.

            11.7 The Operator remains authorized to effect chargeable expenses to the Joint Account without previous authorization of the Executive Committee, when emergency measures must be taken to safeguard staff or emergency expenses originated in fire, floods, storms or other disasters; indispensable emergency expenses for the operation and the maintenance of the installations of production, inclusive of the maintenance of the wells in conditions of producing with the maximum efficiency; indispensable emergency expenses for the protection and conservation of materials and necessary equipment in the operations. In this case the Operator must convene a special meeting of the Executive Committee as soon as it will be possible, to obtain their approval in order to continue with the emergency measures.

CLAUSE 12 - PRODUCTION

            12.1 Whenever necessary and duly approved by the Executive Committee, the Operator shall determine the Maximum Efficiency Rate of Production (MER) for each Commercial Field. This Maximum Efficiency Rate (MER) will be the maximum producing rate of Oil that can be extracted from a reservoir for the purpose of maximum final recovery of reserves. Estimated production should be diminished as necessary to compensate real or anticipated operating conditions, such as wells under repair which are not producing, limited capacity of gathering lines, pumps, separators, tanks, pipelines and other installations.

            12.2 The Operator shall determine periodically, and at least once a year, with the Executive Committee's approval, the area deemed capable of producing Oil in commercial quantity in each field and shall propose spacing and programming for drilling Exploitation Wells in an economical and efficient manner.

            12.3 The Operator shall prepare and deliver to each one of the Parties, at regular intervals of three (3) months, a schedule that indicates the participation in the production and other that shows the distribution for each Party, for the following six (6) months. The production forecast will be made on the basis of the Maximum Grade of Productive Efficiency (MER) as has been stipulated in the Clause 12 (numeral 12.1) and adjusted to the rights of each Party, according to this contract. The distribution schedule of production is defined upon the petitions periodic requests of each Party, and according to Clause 14 (numeral 14.2) with the corrections that may be necessary to assure that none of the Parties, being in capacity from withdrawing, receiving less than the quantity to the fact that has the right according to entitlement in the Clause 14 and without prejudice of the provisions in Clause 21 (subparagraph 21.2) and 22 (subparagraph 22.5).

            12.4 If any one of the parties foresees a reduction in its capacity to receive Oil as regards to the forecast furnished to the Operator, it shall so advise the Operator as soon as possible, and if such reduction is due to an emergency situation, such Party shall advise the Operator within twelve (12) hours following the occurrence of the event causing such reduction. In consequence, the Party concerned shall provide the Operator with a new receipt schedule, taking into consideration the corresponding reduction.

            12.5 The Operator may use the crude oil and gas which is consumed in the performance of production operations in the Contracted Area, and such crude and gas so consumed shall be exempt from the royalties referred to in Clause 13 (subparagraph 13.1 and 13.2).

CLAUSE 13 - ROYALTIES

            13.1 During the exploitation of the Contracted Area, and before sharing out production among the Parties, the Operator will hand over to ECOPETROL twenty percent (20%) of the fiscalized liquid hydrocarbon production coming from said area, as a royalty. At its own risk and for its own account, ECOPETROL shall take in kind the production percentage pertaining to royalties from the tanks belonging to the joint account.

            13.2 As a royalty, the Operator shall deliver to ECOPETROL twenty percent (20%) of the production of gas.

            13.3 From the production percentage covering the royalty, ECOPETROL shall, in the manner and under the terms set forth by the Law, pay to the Nation, the Departments and the Municipalities the royalties applicable to the total production of the Commercial Field, and THE ASSOCIATE shall in no case be liable for any payments to those entities or persons.

CLAUSE 14 - DISTRIBUTION AND AVAILABILITY OF OIL

            14.1 The produced Petroleum, excepting the one which may have been used in enrichment of the operations of this contract and the one which inevitably is wasted in these functions, will be transported to the common tanks of the Parties or to other measurement installations that the Parties agree. The Petroleum will be measured pursuant to the standards and methods accepted by the oil industry and, based on this measurement, are determined the percentages referred to in Clause 13. From that moment, the remaining Petroleum remains the property of each Party in the proportions specified in this contract.

            14.2 Sliding Scale Production Distribution. Having deduced the corresponding percentage to the royalty, the remainder of Petroleum and produced gas originating from the field is the property of the Parties in the following proportion:

TOTAL ACCUMULATED PRODUCTION

================================================================================
                     BARRELS                          ECOPETROL      ASSOCIATE
                                                          %              %
--------------------------------------------------------------------------------
FROM             0           TO       60,000,000         50%            50%
--------------------------------------------------------------------------------
FROM        60,000,001       TO       90,000,000         55%            45%
--------------------------------------------------------------------------------
FROM        90,000,001       TO       120,000,000        60%            40%
--------------------------------------------------------------------------------
FROM        120,000,001      TO       150,000,000        65%            35%
--------------------------------------------------------------------------------
OVER                                  150,000,001        70%            30%
================================================================================

            14.2.1 For the purpose of this clause, field hydrocarbons accumulation that is found stored within an area accepted as commercial included the zone of five reservation (5) kilometers wide surrounding it, as referred to in Clause 8 (subparagraph 8.1) of this contract.

            14.2.2 Should several Commercial Fields be discovered under this Contract, the production distribution percentage of the field having the greatest total accumulated production shall apply to the distribution of the production from all Commercial Fields in the Contracted Area.

            14.2.3 Should a field produce crude oil and gas, in order to apply the above distribution table, the total accumulated production to be taken into account shall be that of the main hydrocarbon in keeping with the authorization granted by the Ministry of Mines and Energy for exploitation of said field. In order to determine the total accumulated production, the measure for the equivalent gas is the amount of 7,000 standard cubic feet of gas per barrel of oil.

            14.3 In addition to the jointly owned tanks and other facilities each Party shall have the right to build its own production facilities in the Contracted Area for its own and exclusive use in compliance with legal regulations. The transport and delivery of each Party's Oil to the pipeline and to other storage facilities not jointly owned, shall be the sole responsibility and risk of the receiving Party.

           14.4 In case that obtained production is in localities not connected by pipelines, the Parties may be able to agree on the pipeline installation until the point in which the Petroleum could be sold, or to a locality that connects with the pipeline. If the Parties agree the construction of such pipelines, they will execute the contracts they considered convenient to the effect and designate the Operator according to the outstanding legal dispositions.

            14.5 Each Party shall own the oil produced and stored as a result of the operation hereunder and that may be available to it pursuant to the provisions of this contract, and each Party must receive such Oil in kind or sell it or dispose of it separately, at its own expense, as provided for in Clause 14 (subparagraph 14.3).

            14.6 If some of the Parties, by any reason, can not separately have or withdraw from the tanks from the Joint Account all or part of the Petroleum that corresponds to it according to this contract, the following procedure is applied:

            14.6.1 If ECOPETROL is the Party that is unable to withdraw in whole or in part its quota of Oil (in other words, share plus royalty) pursuant to Clause 12 (subparagraph 12.3), the Operator may continue producing the field and delivering to THE ASSOCIATE, in addition to the portion representing THE ASSOCIATE'S quota in the operation on the basis of one hundred percent (100%) of the MER, all such Oil as THE ASSOCIATE chooses and is able to withdraw up to the limit of one hundred percent (100%) of the MER, crediting ECOPETROL for subsequent delivery, the volume of Oil ECOPETROL was entitled to withdraw but failed to do so. But with respect to volume of Petroleum not withdrawn that corresponds in the month by royalties to ECOPETROL, THE ASSOCIATE at the request of ECOPETROL, will pay in dollars of the United States of America, the difference between the quantity of Petroleum withdrawn and the quantity of Petroleum that corresponds on account of the royalty referred to in the Clause 13 (subparagraphs 13.1 and 13.2), it being understood that any Oil withdrawal made by ECOPETROL shall be applied in the first place to royalty payment in kind, and subsequently, any additional Oil withdrawals shall be applied to ECOPETROL'S share under Clause 14 (subparagraph 14.2)

            14.6.2 In case that THE ASSOCIATE will be the Party that can not withdraw, in all or in part, its portion assigned under the Clause 12 (subparagraph 12.3), the Operator will deliver to ECOPETROL, based on one hundred percent (100%) of the MER, not only the participation and the quota that corresponds, but also the Petroleum that ECOPETROL is in capacity from withdrawing until a limit from one hundred percent (100%) of the MER, accrediting with THE ASSOCIATE subsequent delivery, the part that corresponds and that may not have been able to withdraw.

            14.7 When both Parties are in of receiving the Oil allocated under Clause 12 (subparagraph 12.3), the Operator shall deliver to the Party which had been previously unable to receive its production quota, upon such Party's request, in addition to its share in the operation, a minimum of ten percent (10%) per month of the production corresponding to the other Party every month and, by mutual agreement, up to one hundred (100%) of the non-received share, up to the time when the total amounts credited to the Party that had been unable to receive its Oil are canceled out.

            14.8 Without prejudice of the legal dispositions that regulate the matter, each Party will have freedom, in any moment, of selling or exporting its quota of obtained Petroleum, according to this contract, or having same in any shape.

CLAUSE 15 - UTILIZATION OF GAS

            In the event one or more liquid Oil fields with associated gas are discovered, the Operator shall, within the two (2) years following commencement of commercial production from the field, will submit a project on the use of natural gas for the benefit of the Joint Account. The Executive Committee shall approve the project and decide on the schedule therefor. If the Operator fails either to present any project within the two (2) years or to execute the approved project within the time limits stipulated by the Executive Committee, ECOPETROL may take free-of-charge all available gas from the exploitation reservoirs except that required for the efficient exploitation of the field.

CLAUSE 16 - UNITIZATION

            Whenever an economically exploitable reservoir extends continuously to a structure located in the Contracted Area and to another adjoining area or areas, the Operator shall implement, in agreement with ECOPETROL and any other interested parties, upon approval of the Ministry of Mines and Energy, a unitary exploitation schedule to be in accordance with the generally accepted Oil production engineering technology.

CLAUSE 17 - FURNISHING OF INFORMATION AND INSPECTION DURING

EXPLOITATION

            17.1 The Operator shall deliver to the Parties, as they are obtained, originals reproducibles (sepias), and copies of the electric logs, radio-active and sonic of the drilled wells, histories, core analyses, tests of production and all the routine reports made or received in ratio with the operations and activities developed in the Contracted Area.

            17.2 Each one of the Parties, at its expense, account, and risk, will have the right, by means of authorized representatives, to survey the wells and the installations of the Contracted Area and the activities related to it. Such representatives will have the right to examine cores, samples, maps, records of the drilled wells, surveys, books and all other sources of information relate with the development of this contract.

            17.3 To enable ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all reports required by the National Government.

            17.4 The information and data connected with exploitation operations shall be treated as confidential in the same way as set forth in Clause 6 (subparagraph 6.3).

CHAPTER IV - EXECUTIVE COMMITTEE

CLAUSE 18 - BYLAWS

            18.1 Within the thirty (30) calendar days following acceptance of a Commercial Field, each Party must appoint a representative as well as his first and second alternates who shall form the Executive Committee notifying the other Party in writing of the names and addresses of their representatives and alternates. Each Party may replace its representative or alternates at any time, but shall give written notice thereof to the other Party. The vote or decision of the representative of each Party shall be binding upon such Party. If the principal representative of any of the Parties is unable to attend a Committee, he shall designate in writing the alternate who is to attend the meeting, and such alternate shall have the same authority as the principal.

            18.2 The Executive Committee will hold ordinary meetings during the months of March, July and November, to review the Operator's exploitation schedule and immediate plans. Annually, in the ordinary meeting in the month of July, the Operator will present to the Executive Committee the annual operations schedule and the expenses and investment Budget for the next calendar year, those which will be examined and approved in the ordinary meeting of the month of November.

            18.3 The Parts and the Operator will be able to apply that is convened to special meetings of the Executive Committee to analyze conditions specific to the operation. The President of the Committee shall notify within ten (10) calendar days the date of the meeting and topics to be discussed. Any subject that may not have been included in the agenda of the meeting will be discussed during this, previous acceptance of the representatives of the Parties in the Committee.

            18.4 The representative of each Party shall have, any issues discussed by the Executive Committee, a vote equivalent to the percentage of its total Interest in the Joint Operation. Any resolution or decision made by the Executive Committee, in order to be valid, must have the affirmative vote of over fifty percent (50%) of the total Interest. In accordance with this procedure, any decisions made by the Executive Committee shall be binding and final upon the Parties and the Operator.

CLAUSE 19 - FUNCTIONS

            19.1 A representative of the Parties will attend the meetings of the Executive Committee, which shall have full authority and responsibility to establish and adopt exploitation, development, and operation schedules and Budgets in relation with this contract. A representative of the Operator shall attend the Executive Committee meetings.

            19.2 The Executive Committee shall name a Secretary. The Secretary shall keep minutes and detailed/complete minutes of all the meetings, as well as notes of all the discussions and decisions made by the Committee. The copies of these minutes, for its validity, should be approved and signed by the representatives of the Parties within the five (5) days following the adjournment of the meeting and delivered to them as soon as possible.

            19.3 Some Executive Committee functions include the following:

            19.3.1 To adopt its own regulations.

            19.3.2 To designate the Operator in case of resignation or removal.

            19.3.3 To designate the External Auditor for the Joint Account.

            19.3.4 To approve or reject the annual operations schedule and Budget of expenditures, and any modifications or revisions thereto, and to authorize extraordinary expenditures.

            19.3.5 To determine policies and rules on expenditures.

            19.3.6 To approve or reject any expenditure recommendation made by the Operator (that has not been included in the approval Budget), when such expenditures exceed the amount of Forty Thousand dollars of the United States of America (US $40,000) or its equivalent in Colombian currency.

            19.3.7 To advise the Operator and to decide on matters referred for the Committee's consideration.

            19.3.8 To create such sub-committees that it may deem necessary and establish their functions to be carried out under the direction of Executive Committee and charged to the Joint Account.

            19.3.9 To define the type and frequency of reports on drilling, operation and production, and any other information to be furnished by the Operator to the Parties, chargeable to the Joint Account.

            19.3.10  To supervise the operation of the Joint Account.

            19.3.11 Authorize the Operator to execute contracts on behalf of the Joint Operation when the amount thereof exceeds forty thousand dollars of the United States of America (US $40,000) or the equivalent in Colombian currency, and

            19.3.12 In general, to carry out all the functions authorized in this contract that are not the responsibility of any other entity or individual under a specific clause hereof or under a legal or regulatory provision.

CLAUSE 20 - DECISION IN CASE OF DISAGREEMENT OF THE OPERATION

            20.1 Any project related to the joint operation that requires the approval of the Executive Committee, as established in this contract, and for which the representatives of the Parties disagree. It will be directly sent to the highest executive of each Party, residing in Colombia, to make a joint decision. If within the sixty (60) calendar days the Parties shall arrive at a decision over the questionable matter, they shall communicate it to the Secretary of the Executive Committee who shall call a Committee meeting within fifteen (15) calendar days following the receipt of the information and the members of the Committee are obligated to ratify the decision in this meeting.

            20.2 If the Parties fail to reach an agreement on the matter under discussion within sixty (60) calendar days after the consultation is presented, the operations may be carried out in accordance with Clause 21.

CLAUSE 21 - OPERATIONS AT THE RISK OF ONE OF THE PARTIES

            21.1 If at any time one of the Parties wished to drill an Exploitation Well not approved under the operation schedule, it shall give the other Party in written notice not less than thirty (30) calendar days in advance of the next meeting of the Executive Committee of its will to drill such well, including data such as location, recommendation to drill, depth and estimated costs. The Operator shall include such proposal among the points to be discussed in the next meeting of the

Executive Committee. If such proposal is approved by the Executive Committee, said well shall be drilled and chargeable to the Joint Account. If the Executive Committee does not accept such proposal, the Party interested in drilling the aforementioned well, hereinafter referred to as the "Participating Party", shall have the right to drill, complete, produce, or abandon such well at its sole expense and risk. The Party not wishing to participate in the operation herein described shall be called the non-Participating Party. The Participating Party must start drilling of said well within one hundred eighty (180) days from its rejection by the Executive Committee. If drilling is not commenced within this period, the matter shall again be submitted to the Executive Committee's consideration. Upon request of the Participating Party, the Operator shall drill the aforementioned well for the Participating Party's account and risk, provided that, in the Operator's opinion, this operation does not interfere with the normal progress of the operations of the field, upon advance payment to the Operator by the Participating Party of such amounts as the Operator may deem necessary in order to drill. In the event that the Operator is unable to drill the well without interfering with the normal progress of the operations, the Participating Party shall have the right to drill said well directly or through a competent service company, and in this case, the Participating Party shall be liable for such operation, without interfering with the performance of the normal operations of the field.

            21.2 If the well referred to in Clause 21 (subparagraph 21.1) is completed as producing, this will be managed by the Operator and the production of such well, after deducting the royalty as set forth in Clause 13, will be of property of the participating Party, which shall cover all the costs of the operation of such well until when the net value of the production, after deducting the production costs, or recollections, storage, transport and other similar costs as well as sales, be equal to two hundred percent (200%) of the drilling and completion cost of said well, that from now on for intents and purposes of the present contract shall be the property of the Joint Account. For purposes of this clause, the value of each barrel of Petroleum produced in said well, during a calendar month, before deducting the previously mentioned costs, it will be the average price by barrel that receives the participating Party of the sale of its participation in the Petroleum produced in the Area Contracted during the same month.

            21.3 If at any time either Party wishes to workover, drill deeper or plug a well that is not in commercial production or a dry well that may have been drilled by the Joint Account, and if these operations have not been included in a schedule approved by the Executive Committee, such Party will give announcement to the other Part of its intention to workover, drill deeper or plug such well. Should there be no equipment at the location the procedure set forth in Clause 21 (subparagraphs 21.1 and 21.2) shall be applicable. If in the location of the well is found the adequate equipment to effect the proposed operations, the Party that receives the notice of the operation. If no response is received during this term, it shall be understood that the operation shall be performed at the Joint Account's expense and risk. If the proposed work is effected by account and risk of only one Party, the well shall be managed as per Clause 21 (subparagraph 21.2).

            21.4 If at any time one of the Parties wishes to construct new installations for gas liquids extraction, transportation and export of Petroleum, hereinafter called additional facilities, such Party shall give written notice to the other, providing the following information:

            21.4.1 General description, design, specifications, and estimated costs of the additional facilities;

            21.4.2 Projected capacity.

            21.4.3 Approximate date of commencement of construction operations and duration of same. Within the ninety (90) days counted as of the notice date, the other Party, through written announcement, has the right to deciding in participating in the projected additional installations. In such case that Party opts not to participate in the additional installations, or no turnaround to the proposal of the participating Party, that hereinafter called Building Party, the latter will proceed with the additional installations and to order the Operator to construct, to operate and maintain said installations at sole expense and risk of the constructing Party, without prejudice of the normal development of the Joint Operations. The Building Party will be able to negotiate with the other Party the use of such installations for the Joint Operation. During the time in which the installations will be operated by account and risk of the constructing Party, the Operator shall charge all the operation and maintenance costs of the additional installations according to the accounting standards generally accepted accounting standards.

CHAPTER V - JOINT ACCOUNT

CLAUSE 22 - MANAGEMENT

            22.1 Without prejudice to other provisions contained herein, expenses covering Exploration Operations shall be for THE ASSOCIATE'S account and risk.

            22.2 As from the time the Parties accept the existence of a Commercial Field, and subject to the provisions of Clause 5 (subparagraph 5.2) and Clause 13 (subparagraph 13.1 and 13.2), the ownership of the rights or Interest in the Operation of the Contracted Area shall be divided as follows: ECOPETROL fifty percent (50%) and THE ASSOCIATE fifty percent (50%). From then on, all expenses, payments, investments, costs and obligations carried out and contracted for the performance of the operations thereunder, as well as the investments made by THE ASSOCIATE before and after a Commercial Field is accepted, in drilling and completing wells, which result in production within the field, shall be charged to the Joint Account. Except as provided in Clauses 14 (subparagraph 14.3) and 21, all property acquired or used thereafter for the performance of activities of the Commercial Field operation shall be paid and owned by the Parties in the proportions set forth in this Clause.

            22.3 The first five (5) days of each month the Parties will, in the bank designated by Operator, pay the Operator their share of Budget according to the needs and in the currency in which the expenses should be made, that is to say, in Colombian pesos or in dollars of the United States of America, according to the Operator according to the schedules and cost estimates approved by the Executive Committee. When THE ASSOCIATE does not have the necessary Colombian pesos to cover the quota that it corresponds, to exchange in this currency, ECOPETROL will have the right to supply such pesos and to receive the credit to its dollar obligations, using the official rate for purchase of exchange certificates of the Central Bank on the day ECOPETROL is to make such contribution, provided such transaction is legally acceptable.

            22.4 The Operator shall present monthly to the Parties, and within the thirty (30) days following calendar to the completion of each month, a monthly statement in the one which shows the total anticipated, the effected expenses, the pending obligations and a report of all the charges and credits made to the Joint Account, report that is elaborated according to Annex "B". If the payments as set forth in Clause 22 (subparagraph 22.3) are not made within the anticipated term and the Operator elects to cover them, the slow paying Party shall pay the Commercial Interest in the same currency in which may have been caused the payment, during the term of delinquency.

            22.5 If either Party should fail to timely supply the Joint Account the total that correspond, as of that such date, the Party shall be considered "slow-pay" Party and, the other Party the "prompt" Party. If the prompt Party has paid the delinquent Party's share, in addition to its own, the former shall have the right, after a sixty (60) days delay, to have the Operator deliver to the Delinquent Party's total participation in the Contracted Area, (excluding the royalty percentage), up to such amount of production as shall give the prompt Party a net income from sales equal to the sum not paid by the Delinquent Party plus an annual interest equal to the Commercial Interest rate, beginning sixty (60) days after the date of commencement of delinquency. "Net Income" is understood to mean the difference between the sales price of the crude taken by the prompt Party, less cost of transportation, storage, loading and other reasonable expenses incurred by the prompt Party in the sale of the products taken. The prompt Party shall have thirty (30) days from having advised the Delinquent Party in writing of its intention to take all or a part of the Delinquent Party's share of the production.

            22.6.1 Without consideration to the percentages of production that each one of the

Parties receives in the development of the contract, all the Direct Expenses of the Joint Operation are charged to the Parties in the following proportion:

ACCUMULATED PRODUCTION

===============================================================================
                     BARRELS                        ECOPETROL      ASSOCIATE
                                                        %              %
-------------------------------------------------------------------------------
FROM             0          TO      60,000,000         50%            50%
-------------------------------------------------------------------------------
FROM        60,000,001      TO      90,000,000         55%            45%
-------------------------------------------------------------------------------
FROM        90,000,001      TO      120,000,000        60%            40%
-------------------------------------------------------------------------------
FROM        120,000,001     TO      150,000,000        65%            35%
-------------------------------------------------------------------------------
OVER                                150,000,001        70%            30%
===============================================================================

            22.6.2 The Indirect Expenses are charged to the Parties in the same established proportion as Direct Expenditures as in the numeral 22.6.1 of this clause. The amount of these expenses will be the result of taking the annual total value of the investments and expenses (excluding the administrative and technical support) and to apply to the equation a+m (X-b); where X = total annual investments and expenses, and "a", "m" and "b", are constants whose value is set out in the following chart in relation to the amount of annual investments and expenses:

================================================================================
AMOUNT INVESTMENTS AND EXPENDITURES               CONSTANT VALUES
-----------------------------------    ----------------------------------------
                 "X" (US$)              "a" (US$)    m(fract)        "b" (US$)
       ----------------------------    ----------    --------       -----------
1.               0      25,000,000              0      0.10                   0
--------------------------------------------------------------------------------
2.      25,000,001      50,000,000      2,500,000      0.08          25,000,000
--------------------------------------------------------------------------------
3.      50,000,001     100,000,000      4,500,000      0.07          50,000,000
--------------------------------------------------------------------------------
4.     100,000,001     200,000,000      8,000,000      0.06         100,000,000
--------------------------------------------------------------------------------
5.     200,000,001     300,000,000     14,000,000      0.04         200,000,000
--------------------------------------------------------------------------------
6.     300,000,001     400,000,000     18,000,000      0.02         300,000,000
--------------------------------------------------------------------------------
7.     400,000,001        and more     20,000,000      0.01         400,000,000
================================================================================

The equation is applied once a year in each case applying the constants that correspond to the total annual investments and expenditures.

            22.7 The monthly account states as set forth in Clause 22 (subparagraph 22.4) will be overhauled or objected by anyone of the Parties from the moment in which they will be received by these until two (2) years after the completion of the calendar year that corresponds, specify clearly the objected or adjusted lots and the corresponding reason. Any account that may not have been adjusted or objected within this period, is considered as final and correct.

            22.8 The Operator shall carry accounting records, vouchers and reports of the Joint Account in Colombian pesos according to all the Colombian laws, every debit or credit to the Joint Account will be made according to the accounting procedure established in Annex "B", that shapes part of this contract. In the event of discrepancy between said accounting procedure and the provisions herein, the provisions of this contract shall prevail.

            22.9 The Operator can sell materials or equipment during the first twenty (20) years of Exploitation Period for the benefit of the Joint Account, provided that the amount sold does not exceed five thousand dollars of the United States of America (US$5,000) or its equivalent in Colombian currency. This type of operations shall not exceed the amount of fifty thousand dollars of the United States of America dollars (US$50,000) or its equivalent in Colombian currency in any one calendar year. Any sale in excess of these amounts or sales of real property shall be approved by the Executive Committee. Such materials or equipment shall be sold at a reasonable commercial price depending on their state of wear and tear.

            22.10 Any machinery, equipment or other assets or personal property of facilities acquired by the Operator for the performance of this contract and charged to the Joint Account shall be owned by the Parties in equal shares. However, should any one of the Parties decide to terminate its Interest under this Contract prior to the expiration of the first seventeen (17) years of the Exploitation Period, except in the case of Clause 25, such Party agrees to sell to the other Party all or part of its Interest in the said property at a reasonable commercial price or at its book value, whichever is lower. In case the other Party does not wish to purchase said assets within ninety (90) days following the formal sale offer, the Party wishing to withdraw shall have the right to assign to a Third Party, the Interest in its portion of such machinery, equipment or property. Should THE ASSOCIATE decide to withdraw after expiration of the seventeen (17) years of the Exploitation Period, its interest in the Joint Operation shall pass to ECOPETROL on a free of charge basis.

CHAPTER VI - LENGTH OF THE CONTRACT

CLAUSE 23 - MAXIMUM DURATION

As for the effective date hereof, the maximum length of this contract shall be twenty-eight (28) years, divided as follows: Up to six (6) years as Exploration Period, pursuant to Clause 5, without prejudice to the provisions of Clause 9 (subparagraphs 9.3 and 9.8), and twenty-two (22) years as Exploitation Period, counted from the date of termination of the Exploration Period. It is understood that in the events contemplated hereunder, in which the Exploration Period is extended, the total duration shall in no case exceed twenty-eight (28) years.

CLAUSE 24 - TERMINATION

This contract shall terminate in any of the following instances:

            24.1 Due to the expiration of the Exploration Period without THE ASSOCIATE having discovered a Commercial Field, except as provided for in Clauses 9 (subparagraphs 9.5 and 9.8) and 34.

            24.2 Upon expiration of the term of duration of the contract, as set forth in Clause 23.

            24.3 At any time at THE ASSOCIATE'S will, upon fulfillment of its obligations as set forth in Clause 5 and of any other contracted hereunder. 24.4 Due to the special causes as set forth in Clause 25.

CLAUSE 25 - CAUSES FOR UNILATERAL TERMINATION

            25.1 ECOPETROL may unilaterally terminate this contract, any time before the expiration of the period set forth in Clause 23, in the following instances:

            25.1.1  Due to dissolution of THE ASSOCIATE and its assignees.

            25.1.2 In the event THE ASSOCIATE and its assignees were to assign this contract in whole or in part without complying with the requirements under Clause 27.

            25.1.3 Due to the financial insolvency of THE ASSOCIATE and its assignee, which insolvency is presumed to exist when a Court declares bankruptcy or a "creditors' meeting" is judicially convened.

            25.1.4 Due to THE ASSOCIATES failure to comply with its obligations hereunder at the expiration of each one of the contemplated period for accomplishment of the exploration obligations, the Associate will present two
(2) written reports that demonstrate the accomplishment of the obligations of the respective period. In the event that they are not met, the operator shall have a period of sixty (60) days to complete diligently complete according to good industry standards. If this is an insufficient term, the Party shall agree to good additional time for said accomplishments. If at the end of this period all necessary works are not establish completed, ECOPETROL shall determine in completion and will proceed as set forth in Clause 25 (subparagraph 25.3).

            25.2 In the event of a declaration of unilateral termination, THE ASSOCIATES rights hereunder shall cease both as Interested Party of the contract and as Operator, if at the time of such declaration of unilateral termination THE ASSOCIATE is acting in both capacities.

            25.3 ECOPETROL may only unilaterally terminate this contract after a sixty (60) day written notice to THE ASSOCIATE or its assignees, clearly specifying the reasons invoked for declaring such termination, and provided that the other Party has not presented satisfactory explanations to ECOPETROL, or that THE ASSOCIATE has not corrected the default in the performance of the contract, without prejudicing to THE ASSOCIATE'S right to file any such legal remedies as it may deem advisable.

CLAUSE 26 - OBLIGATIONS IN CASE OF TERMINATION

            26.1 Upon termination of the contract pursuant to Clause 24, in either the Exploration or Exploitation phase, THE ASSOCIATE will leave in production those wells currently producing and will hand over the buildings, pipelines, transference lines and other real properties belonging to the Joint Account (located in the Contracted Area), all of which will become the property of ECOPETROL at no charge, together with the rights-of-way and property acquired for the benefit of the contract, including those located outside the Contracted Area.

            26.2 If this contract terminates for whatever reason after expiration of the first seventeen (17) years of the Exploitation Period, all of THE ASSOCIATE'S interest in the machinery, equipment or other assets or personal property used or acquired by THE ASSOCIATE or by the Operator for the implementation of this contract shall pass to ECOPETROL on a free-of-charge basis.

            26.3 If this contract is terminated before the seventeen (17) years of the Period of Exploitation, it will be given fulfillment as stipulated in the Clause 22 (subparagraph 22.10).

            26.4 In case that this contract is terminated by a unilateral completion statement, at any time, all the furniture assets and acquired real estate (exclusive enrichment of the Joint Account) will be passed gratuitously to the power of ECOPETROL.

            26.5 Upon termination of this contract for whatever reasons and at whatever time, the Parties are obligated to satisfactorily fulfill their legal obligations between each other and with third parties and those contracted hereunder.

CHAPTER VII - MISCELLANEOUS DISPOSITIONS

CLAUSE 27 - RIGHTS OF ASSIGNMENT

            27.1 THE ASSOCIATE shall be entitled to assign or transfer all or any of its interests, rights and obligations under the association contract to another person, company or group, with the prior approval of the Minister of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL.

            Consequently, THE ASSOCIATE shall, through a certified writing, notify both the Minister of Mines and Energy and the President of "Empresa Colombiana de Petroleos," ECOPETROL, of any proposed transaction involving assignment or transfer of all or any of the interests, rights, and obligations under the contract and shall indicate the essential elements thereof, such as prospective assignee, amount, interests, rights, and obligations to be assigned, scope of the operation, etc. Within the subsequent thirty (30) business days, the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos", ECOPETROL, shall exercise their discretionary power to analyze the qualifications of the prospective assignees, after which they will make a decision, without having to give the reasons therefor. In any event, the criteria used by the Minister of Mines and Energy shall prevail.

            27.2 If THE ASSOCIATE has not received any reply after thirty (30) days following the date on which the Minister of Mines and Energy received the request, it is understood to all the applications has been approved.

            27.3 The transfers that are effected during the Period of Exploration between companies legally established in Colombia, will not be held to the previously authorized processing and are formalized through the written authorization of the Empresa Colombiana de Petroleos, ECOPETROL, and to the subscription of the respective document.

            27.4 The changes or modifications in THE ASSOCIATE'S contractual relations with "Empresa Colombiana de Petroleos" ECOPETROL shall also be subject to the approval by the Minster of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL, if such changes or modifications are the result of total or partial direct negotiations in respect of interests, quotas or shares in THE ASSOCIATE.

            27.5 However, in the following cases such changes and modifications shall not require approval by the Minister of Mines and Energy and "Empresa Colombiana de Petroleos", ECOPETROL:

            27.5.1 When the transactions are carried out at the stock exchange or in an open securities market.

            27.5.2 If it is considered transfers or resulting transfers in fact detached from the will of THE ASSOCIATE or the companies that control it or direct, such as decisions of control judicial judgments, partition and assets and public auctions.

            27.5.3 When the negotiations are carried out within the companies that control or direct THE ASSOCIATE, or the subsidiaries of subsidiaries of these, or within companies that certify a same economic group, it will suffice to timely inform the Mines and Energy Minister and the Empresa Colombiana de Petroleos, ECOPETROL.

            27.6 Except for the aforementioned cases, if any assignment, transfer, negotiation, transaction or operation referred to in this clause is carried out without the prior consent or approval by the Minister of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL, when such is needed the contents of Clause 25 of the Association Contract will be applicable.

            27.7 The transactions that are carried out in accordance with this Clause and that, in keeping with Colombian tax laws, are taxable, shall be subject to applicable taxes.

CLAUSE 28 - DISAGREEMENTS

            28.1 In the event of any discrepancies or inconsistencies between the Clauses of this contract and those of Annex "B" entitled "Operating Agreement" the provisions of the former shall prevail.

            28.2 Any differences of a legal nature that might arise between the Parties hereto regarding the interpretation and implementation of this contract, and that cannot be settled amicably, shall be referred for the knowledge and the final decision of the jurisdictional branch of the Colombian public power.

            28.3 Any technical or de facto difference that may arise between the Parties hereto by reason of the interpretation or implementation of this contract, and that cannot be settled amicably, shall be referred for the final decision of experts, appointed as follows: one by each Party, and a third one or mediator appointed by mutual agreement of the two experts so designated. Should an agreement not be reached as to the appointment of the third expert, the latter shall be designated, upon request of either Party, by the Board of Directors of the Colombian Association of Petroleum Engineers (ACCEPT) with headquarters in Santa Fe de Bogota.

            28.4 All accounting differences that may arise between the Parties with motive of the interpretation and execution of the contract and that could not be arranged in amicable shape, will be submitted to the experts judgment, who will have to be public accountants designate as follows: One by each Party, the mediator, by the two principal experts and for shortage of agreement between these and to petition of anyone of the Parties, said third will be appointed by the Central Connection of Accountants of Bogota.

            28.5 Both Parties declare that the judgment of the experts will have the full effect of transaction and, consequently, such judgment will be definite.

            28.6 In case of disagreement between the Parties as to the technical accounting or legal nature of the dispute, same shall be considered to be legal and Clause 28 (subparagraph 28.2) shall be applied. CLAUSE 29 - LEGAL REPRESENTATION

            Without prejudice to THE ASSOCIATE'S legal rights as a consequence of legal regulations or of the Clauses of this contract, ECOPETROL shall represent the Parties before Colombian authorities in matters concerning the exploitation of the Contracted Area, whenever applicable to do so, and shall furnish government officials and agencies with any data and reports that may be legally required. The Operator shall be obliged to prepare and furnish ECOPETROL with the pertinent reports. Any expenses incurred by ECOPETROL to attend to any matter referred to in this Clause shall be charged to the Joint Account, and where such expenses exceed two thousand five hundred dollars of the United States of America (US$25,000) or its equivalent in Colombian currency, the Operator's approval shall be required. The Parties declare, any relation with third parties, that neither what was established in this clause nor in any other contract, implies grants of general power neither what was established in this clause nor in any other contract, implies grants of general power neither that the Parties may have constituted commercial or civil society or other relation which, anyone of the Parties could be considered as solely responsible by the acts or omissions of the other Party or to have the authority or the command that can compromise the other Party in respect to obligation. This contract has related to the operations within territory of the Republic of Colombia and though ECOPETROL is a commercial and industrial company of the Colombian State, the Parties are in agreement in which THE ASSOCIATE, arrived the case, could choose to be excluded of the application of all the dispositions of sub-chapter K entitled PARTNERS and SOCIETIES (Partners & Partnerships) of the Internal Revenue Code of the United States of America. THE ASSOCIATE will make such election in appropriate manner.

CLAUSE 30 - CONTRACT ADJUDICATION AND PURCHASE ORDERS

            30.1 The Operator shall carry out the operations subject matter of this Contract in an efficient and adequate manner, and in accordance with the oil industry practices which are internationally accepted for this type of operations, being understood that the Operator shall at no time be liable for errors of judgment or losses or damages that are not due to Operator's gross mistake.

            30.2 The responsibilities that contract ECOPETROL and THE ASSOCIATE in relation with third parties will not be joint and, consequently, each Party will be separately responsible for its participation in the expenses, reversals and obligations that result of these consequences.

            30.3 Of the value of the expenses incurred and the contracts that execute the Operator shall be the only responsible before third parties for amounts exceeding forty thousand dollars of the United States of America (US $40,000) or its equivalent in Colombian pesos, which have not been authorized by the Executive Committee, except the assumptions regulated in the Clause 11 (subparagraph 11.7); the only one responsible before third parties will be the Operator, who will assume the whole corresponding value. When the expense in question is accepted by the Executive Committee, the Operator will be paid for the value of the work, study or purchase, according to norms that will be defined by the Executive Committee. In case that the expense or asset is not accepted by the Executive Committee, the Operator, if possible, will be able to withdraw the asset in question refunding to the partners any cost that its withdrawal could cause to the operation. When it will not be possible that the Operator withdraws such assets, or declines to make it, the enrichment or resulting patrimonial increase of these expenditures or contracts, will belong to the Parties in proportion to its Interest in the Operation.

            30.4 Ecological Control. THE ASSOCIATE, in development of all the activities of the contract, will have to comply with provisions of the National Code of Renewable Natural Resources and of Protection of the Environment and other legal dispositions on the matter. Such, THE ASSOCIATE is compelled to execute a persistent plan of preventive character to guarantee the conservation and restoration of the natural resources within the areas in which are accomplished the Exploration Works, exploitation and transportation object of this contract. Said plans and schedules will have to be divulged by THE ASSOCIATE with the communities and entities of the regional and national order related with this matter. Equally, they will have to established specific contingency plans to attend the emergencies that they could be presented and advanced the share of relevant remedial action. THE ASSOCIATE will have to coordinate said plans and shares with the competent entities. The respective schedules and budget may be prepared by the Associate conforming to clauses set forth in this contract. All costs caused will be assumed by the Associate. In the Period of Exploration and by Both Parties, chargeable to the Joint Account during the Exploitation period.

CLAUSE 31 - TAXES, CHARGES AND OTHERS

            Any taxes and charges accrued after the establishment of the Joint Account and before the Parties receive their production share, chargeable to Oil exploitation, shall be charged to the Joint Account. Revenue, net worth (patrimony) and supplementary taxes shall be for the sole account of each Party as applicable to each of them.

CLAUSE 32 - PERSONNEL

            32.1 THE ASSOCIATE shall designate the Operator's Manager after consultation with ECOPETROL.

            32.2 Pursuant to the terms of this contract and subject to the norms to be established, the Operator shall have autonomy in appointing the personnel required for the operations thereunder, being able to fix their remuneration, duties, rank, number and conditions. The Operator shall adequately and diligently train such Colombian personnel as may be required to replace the foreign personnel that the Operator considers necessary to perform the operations hereunder. In any case, the Operator shall comply with the legal regulations on the proportion of national and foreign employees and laborers.

            32.3 Technological Transfer - THE ASSOCIATE, at his own cost, must provide a supervised training program in contract-related activities for ECOPETROL's professional personnel. To comply with this obligation in the Exploration Period, the supervised training can cover area such as: geology, geophysics and similar, reserve calculation and characterization of reservoirs, drilling and production. Supervised training shall be carried out throughout the initial Exploration Period and extensions thereto and shall integrate professional personnel appointed by ECOPETROL to the work group THE ASSOCIATE organizes for the Contracted Area or for other similar activities handled by THE ASSOCIATE.

            On the resignation set forth in Clause 5 of this contract, THE ASSOCIATE must have given previous compliance to the programs of capacity here contemplated.

            In the period of exploitation, the range, duration, place, participants, training, conditions and other aspects will be established by the Executive Committee of the Association. All directed capacity costs, with exception with the labors caused in favor of the professionals who receive it, will be assumed by the Associate in the period of exploration and by both parties in charge to the Joint Account in the period of Exploitation.

            PARAGRAPH (subject to agreement): To comply with obligations over technological transfer according to the afore set here, during the first three
(3) years of exploration and for each
year THE ASSOCIATE agrees to organize and pay a course of training directed by specialized companies for ECOPETROL professionals in the areas of geology, geophysics or petroleum engineering which costs may not exceed thirty thousand dollars (U.S. $30,000) per year. The course will be approved by ECOPETROL and THE ASSOCIATE. In the event that the period of exploration is extended, the capacity directed will consist of similar program as set forth here.

            32.4 According to this contract, the Operator during the Period of Exploitation, will have the right of executing whatever works by means of contractors, subject to the faculty that has the Executive Committee of approving the contracts whose value exceeds forty thousand dollars of the United States of America (US$40.000) or its equivalent in Colombian currency.

CLAUSE 33 - INSURANCE

            The Operator shall provide all insurance required by Colombian Law. Also, it will demand to each contractor that performs any work in development of this contract, the obtainment and maintenance in force of the insurance that the Operator considers necessary. Equally, the Operator shall provide any other insurance considered convenient by the Executive Committee.

CLAUSE 34 - GREATER FORCE OR ACCIDENTAL CASE

            Unforeseen acts that constitute greater force or act of God, such as strikes, shutdowns, wars, earthquakes, floods or other catastrophes, laws or governmental bylaws or decrees that prevent the obtainment of the essential materials and, as a rule, any other non-financial motive that actually prevents the work, even if it may not have been listed previously, but that affects the Parties and that is not under their control. If one of the Parties could by greater force or act of God, comply with the obligations of this contract, it will have to notify it immediately to the other Party, for its consideration, specifying the reasons for said impediment. In no case shall the greater force occurrences or act of God extend the total period of exploration and exploitation beyond the twenty-eight (28) calendar years counted as of the effective date according to it stipulated in the Clause 23, but any greater force impediment during the six (6) years of exploration indicated in the Clause 5, and lasting for more than thirty (30) consecutive days, shall extend such six
(6) year period by the same length of time as the duration of the impediment. The obligations referred in this Contract will be suspended during any time a party is unable to comply totally or partially due to its condition of Party or Operator has have prompt all the resources and half of action that, pursuant to the Colombian laws, they could be used before the jurisdictional branch of the public power.

CLAUSE 35 - APPLICATION OF COLOMBIAN LAWS

            For all purposes hereunder, the Parties set the city of Santa Fe de Bogota, Republic of Colombia, as their domicile. This contract is governed throughout by Colombian law, and THE ASSOCIATE submits to the jurisdiction of Colombian Courts and waives any diplomatic claim in respect to its rights and obligations hereunder, except in the case of denial of justice. It is understood that denial of justice shall not be deemed to exist when THE ASSOCIATE in its condition as a Party or Operator has had access to the resources and means of action which under Colombian Law may be used before the jurisdictional branch of public power.

CLAUSE 36 - NOTICES

            Any notices or communications between the Parties hereto, in relation with this contract, shall require for their validity mention of the pertinent Clauses, and shall be sent to the Parties at the following addresses:
TO ECOPETROL: Carrera 13 No. 36-24, Santa Fe de Bogota, Colombia. TO THE
ASSOCIATE: Calle 98 No. 9-03, Oficina 1002, Santa Fe de Bogota, Colombia. Any change of address shall be made known in advance to the other Party.

CLAUSE 37 - VALUE OF OIL

            The payments or reimbursements referred to in Clause 9 (subparagraph
9.2 and 9.4) and 22 (subparagraph 22.5) shall be made in dollars of the United States of America or in Petroleum, on the basis of the price in effect and with the limitations set forth in Colombian legislation for the sale of the portion payable in dollars of the Petroleum or Natural Gas originating from the Contracted Area and destined for refining in the National territory.

CLAUSE 38 - PRICE FOR OIL

            38.1 Petroleum belonging to THE ASSOCIATE hereunder and destined for internal use or refining will be paid against delivery at the Refinery where the crude is to be processed or at the reception Station agreed upon by the Parties, as follows:

            38.1.1 Gas will be paid pursuant to Resolution No. 061 of 1983, issued by the Petroleum and Natural Gas Pricing Commission and Decree 0196 of 17th of January/86 issued by the President of the Republic, or governmental regulations replacing same.

            38.1.2 Crude will be paid pursuant to Resolution 013 of 14th of December, 1992, issued by the National Commission of Energy, or by governmental regulations replacing same.

            38.2 The differences that arise from the application of this clause will be declared void under the systems established in this Contract.

CLAUSE 39 - GUARANTEE

            In order to guarantee the performance of the exploratory works to the first year according to the Clause 5, THE ASSOCIATE is compelled to submit an irrevocable Letter of Credit in favor ECOPETROL equivalent to five hundred thousand dollars (US $500,000.00) within the sixty (60) following days to date of signature of this contract.

CLAUSE 40 - VALIDITY

            For validity, a subsidiary must be established by the GHK Company in Colombia within one hundred twenty (120) calendar days following the date of signature of document and approval by the Minister of Mines and Energy. In witness whereof, it is signed in Santa Fe de Bogota, before witnesses, on the 22nd day of January, Nineteen Ninety Three (1993).

         EMPRESA COLOMBIANA DE                       THE GHK COMPANY

               PETROLEOS
               ECOPETROL

      JUAN MARIA RENDON GUTIERREZ                  RUSS D. CUNNINGHAM
              PRESIDENTE                          LEGAL REPRESENTATIVE

                                PETROLINSON, S.A.

                                   ----------

                               NORMAN R. ROWLINSON
                                APODERADO GENERAL

CHAPTER I
GENERAL DISPOSITIONS

CLAUSE 1.
Object of this contract

CLAUSE 2.
Application of the contract

CLAUSE 3.
Contracted Area

CLAUSE 4.
Definitions

CHAPTER II

EXPLORATION

CLAUSE 5.
Terms and conditions

CLAUSE 6.
Information supply during exploration

CLAUSE 7.
Budget and Exploration schedules

CLAUSE 8.
Return of areas

CHAPTER III

EXPLOITATION

CLAUSE 9.

Terms and Conditions

CLAUSE 10.
Technical Control of the Operations

CLAUSE 11.
Schedules and cost estimates of Exploitation

CLAUSE 12.
Production

CLAUSE 13.
Royalties

CLAUSE 14.
Distribution and availability of Petroleum

CLAUSE 15.
Utilization of the gas

CLAUSE 16.
Unitization

CLAUSE 17.
Information and inspection supply during exploitation

CHAPTER IV
EXECUTIVE COMMITTEE

CLAUSE 18.
Constitution

CLAUSE 19.
Functions

CLAUSE 20.
Decision in the event of disagreement in the Operation

CLAUSE 21.
Operations under risk of one of the Parties

CHAPTER V
JOINT ACCOUNT

CLAUSE 22.
Handling

CHAPTER VI
LIFE OF THE CONTRACT

CLAUSE 23.
Maximum life

CLAUSE 24.
Completion

CLAUSE 25.
Causative of unilateral completion

CLAUSE 26.
Obligations in the event of completion

CHAPTER VII
VARIABLE DISPOSITIONS

CLAUSE 27.
Rights of transfer

CLAUSE 28.
Disagreements

CLAUSE 29.
Legal representation

CLAUSE 30.
Responsibilities

CLAUSE 31.
Taxes, charges and others

CLAUSE 32.
Personal

CLAUSE 33.
Insurance

CLAUSE 34.
Greater force or accidental case

CLAUSE 35.
Application of the Colombian Laws

CLAUSE 36.
Notices

CLAUSE 37.
Assessment of Petroleum

CLAUSE 38.
Prices of the Petroleum

CLAUSE 39.
Guaranty

CLAUSE 40.
Validity

                      ***EMPRESA COLOMBIANA DE PETROLEOS***
                   DIVISION OF EXPLORATION, GEOPHYSICAL GROUP

                                 PROGRAM EX-012

           CALCULATING OF COORDINATES "GAUSS" FROM DATA AND DISTANCE
                    AND CALCULATION OF AREAS FROM COORDINATES

                                  ORIGIN BOGOTA

                            TABLE OF DATA AND RESULTS

                             FROM DINDAL ASSOCIATION

===========================================================================================================================
  POINT       CITY: MUNICIPIOS            THE          DIFFERENCE      DIFFERENCE          COORDINATES            POINT
             DE DEPARTAMENTO(S)      CUNDINAMARCA          IN              IN        -------------------------
                    RUMBO             DEPARTMENT        LATTITUDE      LONGITUDE
                                                                                      LATTITUDE      LONGITUDE
                                                                                        NORTH          EAST
===========================================================================================================================
    A            N.0.0.0.0E            4,100.000        4,100.000         0.0        1,065,900.0     947,615.0       A
---------------------------------------------------------------------------------------------------------------------------
    B            S90.0.0.0W           13,615.000           0.0        -13,615.000    1,070,000.0     947,615.0       B
---------------------------------------------------------------------------------------------------------------------------
    C           N28.4.20.953E         34,000.000       30,000.000      16,000.000    1,070,000.0     934,000.0       C
---------------------------------------------------------------------------------------------------------------------------
    D            N90.0.0.0E           18,000.000           0.0         18,000.000    1,100,000.0     950,000.0       D
---------------------------------------------------------------------------------------------------------------------------
    E           S28.4.20.953W         34,000.000       -30,000.000    -16,000.000    1,100,000.0     968,000.0       E
---------------------------------------------------------------------------------------------------------------------------
    F           S7.7.30.059E          16,124.515       -16,000.000     2,000.000     1,070,000.0     952,000.0       F
---------------------------------------------------------------------------------------------------------------------------
    G          S15.42.31.096W         16,620.770       -18,000.000     -4,500.000    1,054,000.0     954,000.0       G
---------------------------------------------------------------------------------------------------------------------------
    H            S90.0.0.0W            5,800.000           0.0         -5,800.000    1,038,000.0     949,500.0       H
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
    I            N.0.0.0.0E           27,900.000       27,900.000         0.0        1,038,000.0     943,700.0       I
---------------------------------------------------------------------------------------------------------------------------
    J            N90.0.0.0E            3,915.000           0.0         3,915.000     1,065,900.0     943,700.0       J
---------------------------------------------------------------------------------------------------------------------------
                                                        SUMA #0.0      SUMA #0.0     1,065,900.0     947,615.0
---------------------------------------------------------------------------------------------------------------------------
AREA TOTAL BY "POLIGONO" =                            80,154.85 HECTARES
===========================================================================================================================

                        FINAL TRANSLATION (MARCH 15,1993)

                                     ANNEX B
                               OPERATION AGREEMENT

            ANNEX TO THE ASSOCIATION CONTRACT OF THE SECTOR "DINDAL".

            Celebrated between the Colombian Company of Petroleum - ECOPETROL and THE GHK COMPANY and PETROLINSON, S.A. with Effective Date 23 of March, Nineteen Hundred Ninety Three (1993), that from now on, is designated The Contract.

PART I - TECHNICAL ASPECTS

FIRST SECTION - EXPLORATION

CLAUSE 1 - INFORMATION SUPPLY DURING THE EXPLORATION

            The geophysical and geological information that THE ASSOCIATE must deliver to ECOPETROL, will have to be supplied continuing the international procedures accepted by industry, compatible with the procedures accepted by industry, compatible with the procedures used by ECOPETROL, to permit regional evaluations of the sedimentary basins. As complements of what was established in the Clause 6 (subparagraph 6.2) of The Contract, the Operator will send to ECOPETROL, as they are obtained, the following related information with the exploratory activities carried out by THE ASSOCIATE.

            1.1 Programs and Budgets to develop, before they are carried out.

            1.2 Processed Seismic Sections for each line, obtained in two (2) scales, together with an interpretation report that contains used information, background, seismic programs, geological information and geophysical considerations, geological and economics that support the conclusions and technical recommendations.

            1.3 Two (2) sets of magnetic tapes corresponding to the seismic lines, one with the de multiplexed information and another with the stacked information, with its back-up information and processing reports. In case vibrators are used, a copy of the field tape should be sent instead of the de multiplexed tape.

            1.4 Map of shot points of the seismic programs, in a reproducible sepia and copy, with the coordinates and elevation information. This information must also be delivered on magnetic tape.

            1.5 Profile magnetics, gravimetric, and residual maps in original reproducible, copies and magnetic tapes with all the support information generated.

            1.6 Report of Seismic, gravimetric and magneto metric interpretation with all sections, profiles and maps, interpreted and submitted in keeping with ECOPETROL's norms in this respect.

            1.7 Maps of the Contracted Area - geological, structural, isopach, isolithic, facies, seismic, etc. - in reproducible sepias and copies using the scales established by ECOPETROL for each basin.

            1.8 For well drilling: before drilling of the well commences: notices of intent to drill (Form 4 CR), drilling program, well location map, and geological prognosis, duly approved by the Ministry of Miles and Energy. The location of Exploration Wells must refer to the seismic maps used to define the prospect. Each Exploration or stratigraphic Well drilled in the Contracted Area must materialize a checkpoint of geodesic precision accepted by "Instituto Geografico Agustin Codazzi" - "IGAC" and obtained via satellite together with its azimuth line.

            1.9 Daily drilling reports: These reports should preferably be sent via telefax, giving basic well information, drilling conditions, drilling fluid properties, results as they are obtained, and daily and accrued costs.

            1.10 Copy of the half-monthly reports sent to the Ministry of Mines and Energy (Form 5 CR).

            1.11 Daily Geological Reports: They shall be received daily by the Exploration Geology Department and can be communicated by telephone or telefax.

            1.12 Final Geological Report: This report is compulsory for any exploratory, stratigraphic or development well drilled in Colombia and must be submitted in Spanish by a duly licensed geologist within ninety (90) days following completion or abandonment of the well; it shall contain the following information divided by chapters:

            1.12.1        Summary of all activities performed during drilling.

            1.12.2        Well location and maps on a scale of 1:250.000.

            1.12.3 Stratigraphy: it should include a stratigraphic column, determination of environments and age of each formation drilled.

            1.12.4 Biostratigraphy: Should submit the dispersion charts, analyses realized and possible correlations.

            1.12.5 Geochemistry: Should include all analyses made of both ditch samples and each core recovered.

            1.12.6 Electric logs: Must include all calculations made to determine RW, SW. The analyses of speed register should be included in this chapter.

            1.12.7 Formation Tests: Should include all the results of each test, as well as the analyses of water and crude analyses performed in the laboratory.

            1.12.8 The report must have the following attached documents: ANNEX
A: Description of ditch samples taken every ten (10) feet. ANNEX B: Detailed description of cores and sidewall samples. ANNEX C: All laboratory analyses performed on cores and sidewall samples. ANNEX D: Composite graphic register in reproducible sepias and a copy on scale of 1:500. The American Association of Petroleum Geologists (AAPG) symbols must be used for the various lithologies included in the composite log. ANNEX E: Final report by the company that logged the well, including the "Grapholog".

            1.13 Reproducible sepias with copies of all logs run in the well, including the velocity log, at scales of 1:200 and 1:500. Magnetic tapes of all logs together with their computer listing must be submitted using the forms established by ECOPETROL for these cases.

            1.14 Report of the training tests and/or accomplished production, including bottom hole pressure analyses (closed and open well).

            1.15 A set of unwashed ditch samples must be delivered to ECOPETROL for every ten (10) feet drilled, with their detailed lithological description.

            1.16 When there has been coring, a report containing a detailed description thereof as well as all analyses performed. With this report, THE ASSOCIATE must send ECOPETROL photographs and fifty percent (50%) of the core.

            1.17 Report on all materials used during drilling.

            1.18 Biostratigraphic analyses with their dispersion chart. These analysis should be accomplished in the Exploration and Stratigraphic Wells, since this information is used to establish the sedimentary environments and the age of each one of the formation drilled. This sort of analysis must also be made on the different core samples recovered.

            1.19 Geochemical analysis of ditch, side wall and core samples.

            1.20 Official Report of completion, plugging, or abandonment of the well (Form 6 CR or 10 A CR).

            1.21 Final report of the well. It must include all the engineering information and a summary of the final geological report. It should be presented in Spanish, no later than ninety (90) days after the completion or abandonment date of the well, with the approval of a duly licensed petroleum Engineer.

            1.22 During the first contract year, a quarterly report on planned and executed geological and geophysical works, estimates of short and long term work, and the budget programmed and executed.

            1.23 Copy of the technical annual report submitted to the Ministry of Mines and Energy, with supporting documents.

            1.24 At the end of each calendar year, total investments and direct expenses incurred, differentiated by concept of seismic, geology and drilled wells.

            1.25 Any engineering or geological study made.

CLAUSE 2 - RETURN OF AREAS

            The areas THE ASSOCIATE shall return to ECOPETROL in lots of at least five thousand (5,000) hectares each one, as far as possible, shall be regular polygon-shaped lots, in order to facilitate boundary marking, without prejudice to commercial areas.

SECOND SECTION - EXPLOITATION

CLAUSE 3 - EXTENSIVE PRODUCTION TESTS

            The following is the procedure established for the execution and managing of the crude in extended production tests, prior to the acceptance of commercial value of hydrocarbon-producing field:

            3.1 For the handling and transfer of the obtained volumes, the tests must be duly authorized by the Ministry of Mines and Energy and accepted by ECOPETROL.

            3.2 The production obtained during the tests shall be shared according to the proportions established in The Contract, Clause 14 (subparagraph 14.2) deducting twenty percent (20%) of the royalties fund. ECOPETROL shall be responsible for payment of such royalties.

            3.3 The volumes produced in these tests will be recovered from the well during the maximum test time approved by the Mines and Energy Ministry, in the applicable permit, deducting any volume of crude consumed in operations.

            3.4 THE ASSOCIATE will be responsible for one hundred percent (100%) of the disbursements incurred during the production test. ECOPETROL shall refund THE ASSOCIATE fifty percent (50%) of all expenses, including those of the production tests with the percentage of the production that corresponds to them. It is understood that the Reimbursement of costs incurred in Colombian pesos and reimbursed with production, shall be applied in dollars at the rate of exchange on the date that ECOPETROL declares commerciality (Clause 9, subparagraphs 9.2.3 and 9.2.4 of The Contract).

            3.5 THE ASSOCIATE or the Operator, will have to celebrate with the carrier the necessary agreements for transportation of the crude produced in extensive tests until the Barrancabermeja refinery, Cartagena or receipt site that is determined. ECOPETROL will pay for the transport of its crude plus royalties upon receipt of invoices and supporting documents.

            3.6 ECOPETROL must be aware in advance of the draft contract for crude oil transportation and shall approve it before the beginning of production tests.

            3.7 THE ASSOCIATE or the Operator, shall provide timely data to ECOPETROL on the development program of production tests and send the permits granted by the Ministry of Mines and Energy as well as any other information, as soon as it is obtained.

            3.8 In the event that the refund is made in crude oil, invoices shall be presented each month, starting at the beginning of the exploitation of the well.

CLAUSE 4 - COMMERCIAL FIELD

            4.1 Once it has obtained sufficient information on field development, THE ASSOCIATE shall conduct a study to define criteria on petrophysical parameters, better delimitation of the producing area and estimated reserves. THE ASSOCIATE will conduct this study using technical methods available in Colombia or abroad; when required by the circumstances, the necessary reviews shall be carried out.

            4.2 The basic production and detailed engineering designs for new facilities, extensions or changes, shall be submitted to the Technical Sub-Committee's consideration.

            4.3 The engineering services for production facilities must be contracted with Colombian companies unless the Technical Sub-committee considers the technical complexity thereby requires a foreign company, preferably in association with a National company.

            4.4 Final mechanical completion of wells, passing to the Joint Account's property must be agreed upon by the Technical Sub-Committee, shall be an indispensable requisite for the well to begin optimum production. Reimbursement for completion of Exploration Wells (Wildcats) shall be made as provided for in Clause 9 (subparagraphs 9.2.2., 9.2.3 and 9.2.4) of The Contract.

CLAUSE 5 - SOLE RISK

            5.1 The Refund of the two hundred percent (200%) of the investment shall only be for the investments directly related to each producing well and production facilities as described in Clause 9 (subparagraph 9.5) of The Contract. for this purpose, ECOPETROL shall conduct an audit to fix the amount of reimbursements.

            5.2 As a field is being developed under the Sole Risk Clause, the Operator shall send ECOPETROL all the technical, economic, legal and administrative information such as: making and execution of contracts, completion of wells, flow lines, production facilities, measurement systems, storage capability, producing wells, chokes, production reports, economic studies, etc. It is understood that the different clauses of The Contract and the explanations of the present document have full applicability in the case of Clause 21, of The Contract "Operations under the Risk of One of the Parties" for the purposes of timely information, technical control of reserves and other administrative aspects.

CLAUSE 6 - OPERATION INSPECTIONS

            ECOPETROL shall be entitled to send its representative to the Commercial Fields for their control and inspection. The Operator shall furnish the same living conditions as those of his engineers, for ECOPETROL's officer(s).

CLAUSE 7 - PRODUCTION

            7.1 The Operator shall also deliver to the Parties any information on improved production techniques it may develop during the Exploitation Period.

            7.2 For the control and prevention Oil loss and damages to the environment, the Operator and ECOPETROL shall take the measures, with the methods generally accepted in the Petroleum industry, to prevent the loss or spills of Oil in any kind during the drilling operations, production, transportation and storage.

            7.3 The Operator shall carry on a daily control of crude Oil used in the operation and submit a monthly report thereon.

CLAUSE 8 - OIL DISTRIBUTION AND AVAILABILITY

            Pursuant to Clause 14 (subparagraph 14.1) of The Contract, crude Oil shall be measured as follows:

            8.1 Temperature and pressure corrections: Crude Oil volumes shall be determined as sixty degrees Fahrenheit (60(degree)F) and at atmospheric pressure, regardless of the pressure and temperature at which they are measured. Correction shall be made in keeping with the Petroleum Measurement Tables Volume I Table 5A, Generalized Crude Oils Correction of Observed API gravity to API gravity at 60(degree)F. (ASTMD-1250-80) and Table 6A Generalized Crude Oils Correction of Volume to 60(degree)F against API gravity at 60(degree)F. For crude pressure correction, Table 2 Compressibility Factors per Pound per Square Inch, of API Standard 1101, shall be used.

            8.2 Measurement: The crude volumes that the Operator accepts for its transportation, will be determined by the measures that for such effect the Operator will have installed in the station or delivery points and, in absence of these, by the direct measurement of the level of the respective tanks, according to the appraisal approved by the Ministry of Mines and Energy and API standard 1101.

            For the liquidation of the net volumes of crude oils received and delivered, the Operator shall perform the analysis of water and sediment contents, using the method Water by Distillation (ASTM D-95) (API 2560) for water content, and to determine the sediments, the method Sediments by Extraction, Methods ASTM D-473 latest revision, according to provisions of Resolution No. 002297 of October 21, 1983, issued by the Ministry of Mines and Energy.

CLAUSE 9 - CRUDES SUPPLY FOR EXPORT

            Pursuant to Clause 14 of The Contract, in order to proceed to the export of crude oil, THE ASSOCIATE will give priority the internal needs of the country before exporting crude, according to the legal arrangements that govern on the matter.

PART II - ACCOUNTING AND FINANCIAL ASPECTS

SECTION ONE - PROGRAMS AND BUDGETS

CLAUSE 10 - BUDGET AND EXPLORATION PROGRAMS

            10.1 Before the beginning of each calendar year, THE ASSOCIATE will have to present the Budgets and exploration programs, itemized in: geology, seismic and drilling of Exploration Wells, with the indication of the currency in which work costs are incurred.

            10.2 THE ASSOCIATE must present a quarterly report with a comparison between the Budget and the actual Expenses.

CLAUSE 11 - EXPLOITATION PROGRAMS AND BUDGETS

            11.1 For the purposes of Clause 11 of The Contract, the Operator shall submit the development plan and the work Budget and program, broken down into quarters in order to facilitate control.

            11.2 THE ASSOCIATE shall submit the Organization Chart for the Commercial Field Operation to ECOPETROL, which chart should be agreed upon by the Technical Sub-Committee and approved by the Executive Committee.

CLAUSE 12 - BUDGET MANUAL

            The regulations and procedures shown below constitute the Budget Manual to be used in preparing, presentation and controlling the budgets required to perform The Contract. Such Manual has three (3) parts:

            12.1 Income Budget

            12.2 Expenditure Budget

            12.3 Other provisions

CLAUSE 13 - INCOME BUDGET

            This Budget is in turn broken down into two sections: current income and capital contributions:

            13.1 Current Income: All funds which regularly accrue in the Joint Account and which the Operator can forecast. Such income includes the following items, when applicable:

            13.1.1 Product Sales: Income from crude Oil or gas sales made by the Operator, on behalf of the Association, to one of the Parties or to third parties (it must be understood that such sales are different from those corresponding to each Party's share in the Association).

            13.1.2 Services Furnished: All services furnished by the Operator to one of the Parties or to third parties in accordance with the rates established by the Sub-Committee and approved by the Executive Committee.

            13.1.3 Sales of Assets or Materials: Sales of equipment or materials which the Operator makes to the Parties or to third parties as provided for in Clause 20 (subparagraph 20.2) of this Agreement.

            13.1.4 Other Income: All other moneys earned by the Operator destined to the Joint Account coming from yield on temporary investments.

            13.2 Capital Contributions: All funds received by the Operator from each partner as an advance for its share in the Budget approved by the Association. This income is called a "cash call" and are handled pursuant to Clause 15 (subparagraph 15.5) of this Agreement.

CLAUSE 14 - EXPENSE BUDGET

            The expense or appropriation Budget consists of the operating expenses Budget and the investment Budget. Each such Budget is prepared according to the monetary origin of its disbursement in pesos and dollars, and is presented classified by programs and projects. The programs, in numerical order within each Budget, represents the different groups of similar activities which the Operator will perform for the Association. The projects in continuous and numerical order within each program presented will detail the exact expense item, duly supported and explained.

            14.1 Preparation Procedures: The Operator shall prepare the Operating Expense Budget in keeping with the policies established by the Association's Executive Committee in this regard (Clause 19 of The Contract) and based upon the economic parameters and indices defined by the Association as the most representative ones for the Budge term.

            14.1.1 Preparation Procedures: The Operator must present Operating Expense Budget identifying the needs of the Association and detailing the various kinds of expense by using the classification method provided for in Clause 14 (subparagraph 14.1.2) of this Agreement.

            Cost factors used to assess Budget activities shall correspond to the actual figures known at the time of preparation or with the best information available.

            In all cases, the Operating Expense Budget will be calculated on the costs required by the facilities directly serving the Joint Operation and which must therefore be assumed one hundred percent (100%) by the Joint Account and charged to the Parties pursuant to Clause 22 (subparagraph 22.6.1 of the Contract). Indirect costs to be paid from the Joint Account will be calculated and charged to The Parties, determined as set forth on Clause 22 (subparagraph 26.2) of the Contract. Operating expenses will be appraised in the currency in which the disbursement is planned (dollars of the United States of America or Colombian pesos).

            For control purposes, the Budget must be submitted in three columns namely: Dollar-origin expenses; Peso-origin expenses; and Consolidated total in dollars, using the projected exchange rate for the respective year.

            14.1.2   Classification for Expenses

            14.1.2.1 Employee Expenses, Salaries, Benefits

            14.1.2.2 Material and supplies

            o        Repair and maintenance

            o        Tools

            o        Other material and supplies

            14.1.2.3 Third party services

            o        Technical services for the field

            o        Public service

            o        Other services

            14.1.2.4 General Expenses

            o        Equipment and offices lease

            o        Other general expenses

            14.1.2.5 Services of the Operator

            o        Indirect Expenses

            o        Other services lent by the Operator

            14.1.2.6 Other disbursements

            o        Housing loans

            o        Assistance to the community

            14.1.3 Calculation Base: Calculation for the Operating Expense Budget shall be based on the following:

            The budget of wages and social benefits will be calculated according to organization charts approved for the Association worked out in accordance with Clause 18 (subparagraph 18.1.1) of this Agreement.

            The calculation of salaries, social benefits, and other additional special voluntary bonuses for Colombian and foreign employees shall be shown separately, according on the origin of the disbursement, for the information of the Association's Sub-Committees and Executive Committee.

            Material and Supplies will be estimated on the basis of actual prices or updated quotations and, in general, based on the best available information.

            Importation expenses shall be calculated on FOB prices for the materials and/or equipment to be imported, with due provision for the following factors: freight, insurance, dues for utilization of Colombian ports, import dues, and other importation expenses.

            The value of maintenance and operation services shall be estimated on contracts formalized or to be formalized by the Association at the time of Budget preparation.

            Indirect expenses chargeable to the Joint Account for services that are or may be provided by the Operator shall be calculated in accordance with Clause 22 (subparagraph 22.6.2) of the Contract.

            General Expenses shall be calculated by taking into account the specific needs of the Joint Operation in the normal course of its activity. Community Assistance will be budgeted on both the requests made by interested parties and the Executive Committee policies on such matters. In special duly-justified circumstances, the Operator may deal with requests in its customary manner, after first advising each of the Parties.

            14.1.4 Budget Execution: The operating Expense Budget shall be performed as follows:

            14.1.4.1 All services, purchases or contracts charged to the Joint Account as operating expenses must be both budgeted and fully justified.

            14.1.2 When the cost of the service or activity to be contracted is within the limits established for the Association, the Operator shall have full autonomy to sign contracts pursuant to its own internal authority and responsibility.

            14.1.4.3 Purchases, contracts or any other action whose costs exceed established limits either partially or totally must be submitted to the Association's Technical Sub-Committee for study and recommendation.

            14.1.5 Budget Execution Control: The Operator is responsible for controlling the Expense Budget execution and must see that expenses are properly charged. The Operator must prepare a quarterly report on Budget performance including:

            14.1.5.1 Expenses accrued to date, itemized as per expense categories shown in Clause 14 (subparagraph 14.1.2).

            14.1.5.2 Special comments on items which deviate significantly from Budget average or quarterly estimate.

            14.1.5.3 Estimated expenses per quarter for the rest of the year.
14.1.5.4 Justification of possible budget additions, adjustments or transfers proposed by one of the Parties or which the Operator considers suitable.

            14.2 Investment Budget: This constitutes the basic tool for the planning, execution and control of each investment project and program planned by the Joint Operation, and serves as a means of estimating funds required for the execution of the various programs approved by the Executive Committee.

            First, the Executive Committee, through the respective Sub-Committees, will fix the general parameters and policies to be considered by the investment plan.

            14.2.1 The investment Budget is composed of items allotted for the following:

            14.2.1.1 Acquisition of durable goods, materials and services required for the different Association projects.

            14.2.1.2 Acquisition of equipment and major maintenance tools for the Association's workshops in order to guarantee normal operation's development.

            14.2.1.3 Provision of social amenities and other constructions and/or building extensions required by the operation, including facilities for the Joint Account workers.

            14.2.2 Classification of the Investment Budget: For all presentation purposes, the investment Budget shall be grouped into programs and projects as follows: Development wells, production facilities, civil works, other assets, special studies warehouse and other projects. These in turn will be broken down into the following projects:

            14.2.2.1 Development Wells: Surface or Pumping Equipment and Workover; Producing Wells; Locations.

            14.2.2.2 Production facilities: System of crudes collection; Storage system; System of crude treatment; Improved recovery system; Pumping stations; Transfer lines; Other.

            14.2.2.3 Civil works: Highways; Bridges; Constructions (camps, workshops, warehouses and offices).

            14.2.2.4 Other Assets: Vehicle Fleet; Fire-fighting equipment; Communications equipment; Electromechanical Maintenance Equipment; Major tools; Cleaning or Workover Equipment.

            14.2.2.5 Special Studies: Environmental impact; Reservoir studies, Simulation studies; Interference tests.

            14.2.2.6 Warehouses: Fluctuation of material stock.

            14.2.2.7 Each one of these projects can be broken down into sub-projects as needed, maintaining a uniform identification. Final presentation shall be made on a project-by-project basis, according to the classification given above and using Forms two (2) and four (4). These forms may be modified by agreement between the Parties at the Financial Sub-Committee. For greater clarity in preparation of the investment Budget, the following considerations should be taken into account.

            14.2.2.7.1 Maintenance Projects: All investments made in equipment, materials, and construction for the purpose of keeping facilities in good operating condition as per their original capacity and performance limits.

            14.2.2.7.2 Enlargement Projects: These are investments designed to increase facilities capacity, the authorized size of the vehicle fleet, office equipment, etc.

            14.2.2.7.3 Special Projects: All those projects which deserve being classified as special due to their size, industrial importance, or social or ecological impact.

            14.2.3 Budget Preparation and Presentation: Each project in the investment Budget must be fully justified and analyzed before being included in the general Budget. To this end, the Operator must therefore draw up a preliminary investment report containing the following general information:
Analysis of requirement/needs; Justification of the project; General project description; Estimated amount of investment; Time required for execution; Economic appraisal. The report showing the aforementioned data, as well as anything else deemed necessary for appraisal purposes, shall be studied jointly by the SubCommittees, Association's Sub-Committees, who will either recommend or object to the viability of the project in keeping with the policies established by the Executive Committee.

            Once such Sub-Committee recommends the execution of a specific project, it will be included in the General Budget to be approved by the Association's Executive Committee.

            All the general information used to justify each project will be compiled in a Technical-Financial Annex which will serve as a support when presenting the Budget for the approval of the Executive Committee.

            14.2.4 Consolidation of the investments budget: Once the Joint Operator's requirements have been defined, the Operator will consolidate the investment Budget according to the classification in Clause 14 (subparagraph 14.2.2) of this Annex and shall present it to the Association's Executive Committee for final approval. The expense Budget, as well as the program investment Budget, will be submitted in three columns: Dollar-origin disbursements, pesos-origin disbursements, and consolidated total in dollars.

            For information purposes, the Operator will also prepare a disbursement schedule, specifying quarterly cash requirements, currency thereof, the program when it is a case of investments, and total expenses when it is for operating expenses.

            14.2.5 Budget Performance: The Operator, through its various facilities, will execute the investment Budget according to previously established schedules.

            A pre-defined code will be used to identify the appropriations assigned to each project and will be used in all documents derived from Budget Performance.

            14.2.6 Budget Control: The Operator shall be responsible for the performance of each investment program and project and will be responsible for their execution under the conditions approved therefor.

            Likewise, the Operator shall make sure that procedures needed to effect the projects are taken in due time and in the proper way. Should the Operator encounter any difficulty impeding the normal progress of such projects, it shall immediately advise each Party in writing in order to seek a solution.

            The Operator, as the Party in charge of the projects, shall prepare quarterly technical and Budget progress reports, submitting them to each Party sufficiently in advance of the next ordinary meeting of the Executive Committee.

            The quarterly report that should be made by the Operator through his own facilities should include the following information:

            o  Period covered by the report

            o  Code and description of the project

            o  Total Budget of the project

            o  Financial advances from its start up to cut off date

            o  Investments per current year project, accumulated to date

            o  Technical progress of work

            o Quarterly projection of work to be executed up to year-end for information purposes

CLAUSE 15 - OTHER PROVISIONS

            15.1 Budget Additions: In all cases, the Operator has authority to incur in all operating expenses and make all investments as may be required by the Joint Operation within the approved Budget, without exceeding ten percent (10%) of the appropriates made for each project for the respective term (Clause 11, subparagraph 11.5 of The Contract). However, if during Budget performance, additions to the value of the appropriations approved by the Executive Committee, need to be made the applicable changes can be requested.

            From time to time, requests for additions to or carry-overs in expense or investments budgets can be submitted, analyzed and approved at each ordinary meeting of the Executive Committee. However, the Executive Committee can also hold special meetings to discuss budgetary matters whenever a special situation so requires.

            In consequence, each time a Budget revision is requested, the Operator must initiate the corresponding proceedings in due time by submitting applications to the respective Subcommittee for study and subsequent recommendation to the Executive Committee.

            In any case, applications for additional funds must be fully justified by explaining the reasons that cause such variation of the sums allocated, with the respective technical and financial annexes as contemplated in Clause 14 (subparagraph 14.2.3) of this Agreement.

            15.2 Carry-Overs: Budgetary carry-overs shall be those movements made from one year to the next for such projects that could not be finished in the year for which they had been budgeted (due to unavailability of equipment, importation procedures, bad weather, etc.)

            The value of a project which has not been totally performed will be carried over to the next year's Budget and submitted to the Executive Committee for ratification purposes. Each sub project shall be expressly identified in the Budget and shall be taken into account at the time of preparing the disbursement schedule mentioned in Clause 15 (subparagraph 15.4) of this Agreement. Furthermore, carry-overs shall give rise to an attachment explaining the reasons therefor and how they will be performed in the next period.

            If a project was left more than eighty percent (80%), such must be included again into the Budget as a new project. Therefore, it must be accompanied by the information contemplated in Clause 14 (subparagraph 14.2.3) of this ANNEX.

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
            15.3 Approvals: The Executive Committee will be the body in charge of approving the Budget recommended by the Association Sub-Committees and of authorizing the Operator to purchase or contract on behalf of the Association all assets and services required by the Joint Operation.

            15.4 Disbursement Schedule: When approving the Budget recommended by the Association Sub-Committees, the Executive Committee shall approve the quarterly Budget submitted by the Operator and which will be the basis for the monthly cash calls.

            15.5 Cash-Calls: Requests for advance payments or cash-calls shall be made by the Operator to each Party on the basis of the obligations contracted by the Association for the month immediately following the month of the call, with due reference to both Budget approved by the Executive Committee and the projected cash flow. The preparation and submissions of such calls shall meet the following requirements:

            15.5.1 Preparations: On the basis of both the approved Budget and the obligations contracted by the Association for the following month, the Operator shall prepare cash-calls taking into account the following conditions:

            15.5.1.1 The Operator shall make separate cash calls for expenses and investments, each one in pesos and dollars depending on the currency in which the disbursement is to be made.
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
            15.5.1.2 Cash calls must distinguish between programs and projects in the case of investments, and between cost centers and expense times in the case of expenses as appearing in the Budget approved by the executive Committee.

            15.5.1.3 Each one of the projects mentioned in the request for advance must appear in the Budget, in order to be considered; otherwise, the whole value requested shall be discounted.

            15.5.1.4 Projects must have an adequate Budget. However, in extreme cases, the amount appropriated for a budget term may be exceeded by ten percent (10%), pursuant to Clause 11 (subparagraph 11.5) of The Contract.

            15.2 Presentation: All cash-calls request shall be submitted on the form previously accepted by the Parties in the Financial Sub-Committee, showing actual and estimated charges for investment and expenses, and such request shall be made up of the following documents:

            15.5.2.1      Letter of application

            15.5.2.2 Application form showing the updated financial status for each program or project on the date of the request.

            15.5.2.3 When necessary, general technical comments showing how funds will be used.

SECTION TWO

ACCOUNTING PROCEDURES

CLAUSE 16 - ACCOUNTING PROCEDURE

            The following shall serve as a basis to effect the credits and charges incurred among the interested parties, all of which cover the operation concerning the properties which have been defined in The Contract.

            All charges shall be made to the Joint Account that shall be opened according to the provisions of Clause 22 of The Contract. The Joint Account defined in Clause 4 (subparagraph 4.5) of The Contract shall be divided into three main records, as follows:

            16.1 Joint Account (Explanation, charges and credits/entries): This account shall be affected by all movements, as detailed below, and shall be fully distributed on a monthly basis, fifty percent (50%) to ECOPETROL and fifty percent (50%) to THE ASSOCIATE for investments and in the proportion indicated in Clause 22 (subparagraphs 22.6.1 and 22.6.2) of The Contract for direct and indirect expenses, that is, shall serve as the basis for monthly invoicing as established in this procedure and shall have a zero (0) balance every month. All accounting operations related to the Joint Account will be recorded by the Operator in Colombian pesos, according to Colombian law, however, the Operator may in turn keep auxiliary records showing disbursements incurred in other currencies.

            16.2 Joint Operation Current Account: The advances received from the Parties and the charges or credits shown in their invoicing shall be carried in this account, which shall at all times show a balance for or against each Party, as the case may be. This account shall be divided into two sub accounts, one of dollars and one for pesos, depending on the monetary origin of the transactions.

            16.3 Joint Property Records: Through the Joint Account, the Operator shall keep a record of all assets acquired and subject to inventory, with details of type of asset, date of acquisition and the original cost. The accounts mentioned in Clause 16 (subparagraph 16.1, 16.2 and 16.3) shall form part of Operator's official accounting records, but shall not be mixed with accounting records other than those of the Joint Account. All three shall be subject to Clause 22 of this Agreement.

CLAUSE 17 - CASH CALLS, INVOICING AND ADJUSTMENTS

            17.1 Cash-Calls. Although the Operator will in the first instance pay and discharge all costs and expenses incurred under The Contract and charge each Party for the percentage that corresponds to its share, it is agreed that to finance such share each Party, upon the Operator's request and as established below, shall make advance payments to the Operator form the time the Parties accept the existence of a Commercial Field, within the first five (5) calendar days of each month at the latest, the proportion of the expenses estimated for the operations of the respective month. The cash call must include details as provided for in Clause 15 (subparagraph 15.5.1.2) herein. Such advance payments shall be made in dollars of the United States and in Colombian pesos, as established in the Budget and the cash-calls made by the Operator. The Operator shall make such cash-call within the first twenty (20) calendar days of the month preceding that in which the advance payment is to be made. Should the Operator have to make special disbursements not foreseen in the monthly cash call, it shall request non-Operators in writing for special cash calls to cover their share of such disbursements. Each participant shall make the advance payment of its share within the fifteen (15) calendar days following the Operator's request.

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
            17.2 Invoicing

            17.2.1 The Operator shall prepare an initial invoice for ECOPETROL after the acceptance of a Commercial Field, by fifty percent (50%) of the expenses and costs of the Exploration wells that resulted producing. These costs will include all the expenses caused by the drilling, such as the tests, the completion and the equipment of the well, as well as the flow lines, separating and costs of the extensive production tests. Said invoice will also include fifty percent (50%) of the cost of the additional projects referred in Clause 9 (subparagraph 9.3) of The Contract and is paid according to such clause. This billing will include a summary of the costs, broken down into currency, in which expenses have been made, that is, in Colombian pesos or in dollars of the United States of America.

            17.2.2 Of the date of the initial invoice in forward, the Operator invoiced to the Parties, within the thirty (30) calendar days following the last day of each month, its proportional participation in the costs and expenses during that month. Invoices shall contain details available from the Operator's accounting procedures, including a detailed summary of accounts, separately recording the costs and expenses incurred in pesos and in dollars.

            17.3 Adjustments: Invoices among Parties and Operator will be settled after deducting dollar and peso cash-call. Should the advance payments made by any Party differ from its share in the actual costs for each period, the difference in pesos and/or dollars will be adjusted in the following month's invoices.

            17.4 Acceptance of Invoices: Payment of invoices shall not affect the rights of the parties to object to or question their accuracy as set out in Clause 22 (subparagraph 22.7) of The Contract.

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
CLAUSE 18 - CHARGES

            Subject to the limitations set forth below, the Operator shall charge the following expenses to the Joint Account and invoice each Party therefor, in keeping with the percentages established in Clause 16 (subparagraph 16.1) of this Agreement:

            18.1 Labor

            18.1.1 Colombian and foreign employees

            18.1.1.1 The salaries of Operator's employees or workers directly engaged in the Joint Operation, including overtime, night shift charge, Sunday and holiday payment plus the respective compensation in time and, in general, all payments that constitute salary.

            18.1.1.2 Social benefits, indemnities, insurance, subsidies, bonuses and, in general, any non-salary benefit paid to the workers and/or to their families or dependents, whether provided on an individual or collective basis, or by virtue of employment contracts, legal regulations, collective bargaining agreements and/or arbitration decisions, except for housing plans, which shall require special agreements. As examples of the foregoing, we may mention severance payment, vacation retirement and disability pensions, benefits extended to retired personnel and their families, benefits and allowance resulting from illness and accidents occurring at work or outside, service premiums, life insurance, indemnities on contract termination, union subsidies, all kinds of bonuses, subventions and assistance for savings, health and education and, in general, for social security as well as contributions to the Family Welfare Institute (ICBF), the National Apprenticeship Service (SENA) the Social Security Institute (ISS) and other similar institutions that may be established.

            18.1.1.3 All expenses incurred for the benefit of the Joint Operation in connection with the camp maintenance and operation, field office and service facilities owned by the Joint Operation. Such expenses also include, but are not limited to, the ones defined below, whether such services be provided free of charge ow with compensation paid to workers or their dependents or families, on a voluntary or compulsory basis.

            Such services include the following:

            18.1.1.3.1 Medical, pharmaceutical, surgical and hospitable.

            18.1.1.3.2 Camp and full services therefor, including repairs and sanitation.

            18.1.1.3.3 Training expenses

            18.1.1.3.4 Worker entertainment

            18.1.1.3.5 Maintenance of schools for workers, their children and dependents.

            18.1.1.3.6 Safety or social work and camp surveillance plans.

            18.1.1.1.4 It is understood that the expenses and services provided for in Clause 18 (subparagraphs 18.1.1.1, 18.1.1.2 and 18.1.1.3) above shall belong to the Joint Account when, by virtue of legal regulations, collective bargaining agreements and/or of arbitrator's awards or, voluntarily, such expenses are directly or severally and joint applied contractors, subcontractors, intermediates and/or their workers engaged in the Operation.

            18.1.1.5. As regards to retirement and disability pensions, upon receiving Operator's recommendation, the Executive Committee is fully empowered to decide

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
on whether to affiliate workers to the Social Security Institute, to an Insurance Company or an entity legally authorized to assume such risks or to set up a fund to be directly handled by the Operator under the Executive Committee control. The Operator shall pay one hundred percent (100%) of the amount charged by the Entity selected or the fund, as the case may be, and their respective amounts shall be charged to the Joint Account. This does not prevent the Operator from directly providing health care service.

            18.2 Materials, Equipment and Supplies: Materials and supplies needed for the operations shall be charged to the Joint Account. Such materials and supplies shall be purchased for warehouse stock when convenient to the operation and credited thereto at book cost as they are released for use. Capital equipment units will be charged directly to the Joint Account. The book cost is defined as follows:

            18.2.1 Cost in books: Book cost is understood to mean the most recent average price of warehouse stocks, based upon the cost obtained in the import liquidation sheets or local price as follows.

            18.2.1.1 For imported materials, equipment and supplies, book cost shall include the net invoice value of the manufacturer or supplied (after deduction of all discounts), purchasing costs, freight and delivery charges from the place of supply to port of shipment, freight to port of entry, insurance, import duties or any other tax, handling from ship to customs warehouse and transport to the operation site.

            18.2.1.2 For local purchased materials, equipment and supplies, book cost shall include the seller's net invoice (after deducting any discount), plus sales taxes,

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
purchasing expenses, transport, insurance and other similar costs paid to third parties from the place of purchase to the operation site.

            18.2.1.3 Materials shall be charged to the Joint Account in the currency in which they were purchased and then similarly charged to each Party.

            18.2.2 Return of materials to the Joint Operation's warehouse:
Materials, equipment and supplies returned by the operations to the Joint Operation's warehouse shall be assessed as follows:

            18.2.2.1 New Materials, at book cost

            18.2.2.2 Serviceable second-hand materials in good condition and equipment that may be subsequently used without repair can be returned to the Association's warehouse for seventy-five percent (75%) of the book cost thereof, crediting the pertinent Joint Account project.

            18.2.2.3 The materials and secondhand equipment that could be serviceable after repair and returned by the Operator to the Associations's warehouse for fifty percent (50%) of its book cost.

            18.2.3 Sales by the Parts. The materials, equipment and supplies sold by the Parties to the Joint Operation are appraised to the price of replacement agreed by the Parties. Corresponding transportation costs will be charged to the account of Joint Operations. In the cases of sale by the Joint Operation to one of the Parties, such materials, equipment and supplies shall be appraised at the replacement cost agreed upon by the Parties and transport costs shall be payable by the purchasing party.

            18.2.4 Local Transport of Materials

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
            18.2.4.1 For those materials delivered through an external carrier, at the cost appearing on the carrier's invoice.

            18.2.4.2 For materials delivered in vehicles belonging to the Parties, using rates calculated to cover actual costs, as per the provisions of Clause 18 (subparagraph 18.4) and 23 (subparagraph 23.1.1) of this Agreement.

            18.2.5 Materials canceled, postponed or changed projects. When there is an increase in warehouse stock due to changes, postponement, or cancellation of projects approved by the Parties, the cost thereof shall be charged to the warehouse account. Such materials may be sold to third parties under the terms of Clause 20 (subparagraph 20.2.1) of this Agreement, and the proceeds shall be credited to the Joint Account.

            18.3 Travel Expenses: All travel expenses incurred on behalf of the Joint Operation for Colombian or foreign personnel such as transport, hotels, food, etc.

            18.4 Service Units and Facilities: The services provided by equipment and facilities owned by any of the Parties shall be charged to the Joint Account at reasonable rates, as set forth in Clause 23 of this Agreement. Such rates shall be applicable until changed by mutual agreement.

            18.5 Services: Services furnished by third parties to the Joint Operation, including contractors, at their actual cost.

            18.6 Repairs: Expenses incurred in repairing equipment or items owned by any of the Parties and used in the Joint Operation, unless such costs have already been charged through rentals or otherwise.

            18.7 Litigation: Joint Operation expenses as regards possible effective litigation (including investigation and collection of evidence) lifting attachments, decisions or sentences, legal claims and claim proceedings, accident compensation, settlement in the event of death and burial expenses, provided that such charges have not been assumed by an insurance company or covered by the proportional surcharges mentioned in Clause 18 (subparagraphs 18.1.1) of this Agreement. Should legal services on such matters be provided by in-house or external attorneys, whose compensation is wholly or partially included in the indirect expenses, no additional charge will be made therefor, but Direct Expenses incurred in these proceedings shall be charged.

            18.8 Damages and Losses of Joint Operation Property and Equipment:
All costs and expenses necessary to replace or repair damage or loss caused by fire, flood, storm, theft, accident, or any similar event. The Operator shall give written notice to the Parties of the damage or loss as soon as possible.

            18.9 Taxes and Rentals: The amount of all the taxes paid or accrued to the Joint Account shall be charged thereto, as will sums paid for rental, rights-of-way, and indemnifies for improvements, land occupation, etc.

            18.10 Insurance

            18.10.1 The premiums paid for insurance taken for the benefit of the operations referred to in the Contract, together with all expenses and indemnities incurred and paid, and all losses, claims and other expense that are not covered by the insurance companies, including the legal services mentioned in clause 18 (subparagraph 18.7) of this Agreement, shall be charged to the Joint Account.

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
            18.10.2 When there is no insurance, actual expenses incurred as mentioned above and paid by the Operator shall also be charged to the Joint Account.

CLAUSE 19 - CREDITS

            19.1 The Operator shall credit to the Joint Account the income resulting from:

            19.1.1 Joint Operation insurance reimbursements when the premiums have been charged thereto.

            19.1.2 Sale of geological information, when duly authorized by the Parties, provided that the collection of such information was charged to the Joint Operation.

            19.1.3 Sale of property, plants, equipment and materials owned by the Joint Operation.

            19.1.4 Rental payments received, reimbursement of claims for Custom duties, transport, etc. shall be credited to the Joint Operation if they pertain thereto.

            19.1.5 Any other operating or contractual income approved by the Executive Committee.

            19.2 Warranty: In the event of defective equipment, when the Operator has received the corresponding adjustment from the manufacturer or its agents, credit shall be made to the Joint Operation. CLAUSE 20 - DISPOSAL OF EXCESS MATERIALS AND EQUIPMENT

            20.1 Excess Materials and Equipment: The Operator shall inform ECOPETROL in writing of any excess materials or equipment belonging to the Joint

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
Operation. Each Party shall appoint a representative to review the condition thereof and determine what may be sold. For the purchase or usable materials or equipment, ECOPETROL shall have the first option and THE ASSOCIATE shall have the second one. Such options to be exercised within sixty (60) days following notification. If the Parties elect not to purchase usable materials or equipment, the Operator shall so inform in writing and the items will be auctioned.

            20.2 Disposal of Materials and Capital Equipment:

            20.2.1 Sales by the Operator to third parties of major materials and capital equipment which have been charged to the Joint Account, shall only be made upon the approval of the Executive Committee. The proceeds shall be credited to the Joint Account. For this purpose, major materials are defined as any asset having estimate sale value exceeding five thousand United States Dollars (US $5,000) or its equivalent in Colombian currency.

            20.2.2 Minor materials, charged to the Joint Account and not required in the Operation or which are returned to the warehouse, may be sold by the Operator and the proceeds shall be credited to the Joint Account.

            20.2.3 For any abandoning or dismantling of assets having a cost or value estimated at five thousand United States Dollars (US $5,000) or more, or its equivalent in Colombian currency, prior authorization of the Executive Committee is required.

            20.2.4 Neither of the Parties is committed to purchase the interest of the other Party in surplus materials, whether new or second-hand. Withdrawal of important surplus items such as towers, tanks, engines, pumping units, and pipes require prior approval

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
by the Executive Committee. However, the Operator shall have the right to dispose of damaged or unserviceable materials in any matter.

CLAUSE 21 - INVENTORY

            At ECOPETROL's request, the Operator will submit the data needed to take warehouse inventories and the Parties shall agree upon joint participation in inventory control. The Operator shall furnish the facilities required by ECOPETROL for a physical list of fixed assets on Association premises, following agreement with the Finance Sub-Committee on the date, time and number or persons to perform such inventory.

            21.1 Inventory and Audit: The Operator shall, at reasonable intervals, take inventories of all Joint Operation assets.

            21.2 The Operator shall deliver the Parties written notice to take inventory at least one (1) month before the date in which it is due to begin in order to enable the Parties to send a representative. Failure to send a representative does not invalidate Operator's inventory or make it less effective.

            21.3 The Operator will supply the Parties with a copy of each inventory, with a copy of the reconciliation.

            21.4 Inventory adjustments due to surpluses and missing items shall be submitted to the Executive Committee of its consideration and approval.

            21.5 At midnight on the last day of year twenty-two (22) of the Exploitation Term, the Parties shall take an inventory of all Joint Account warehouse stock, plus all products in the well head tanks/batteries, pipelines connecting these tanks to the storage tanks, or in storage tanks, all this within the exploitation fields and, after deduction of royalties, these inventories shall be divided between the Parties as provided for in Clause 13 of The Contract.

CLAUSE 22 - AUDIT

            Subject to Clause 17 (subparagraph 17.4) of this Agreement, the Parties may use their own auditors to examine and control Operator's books on joint assets and operation. However, to facilitate the check of costs and expenses of the Exploration Wells mentioned in Clause 17 (subparagraph 17.2) of this Agreement, once the Operator has notified nonOperator of the closing date of any producing well inventory, the Operator shall allow ECOPETROL auditors, with timely prior notice to periodically examine well drilling accounts made in the best time and site conditions. In addition to representatives of the Parties, audits as established in this Agreement may be witnessed by representatives of the Contraloria General de La Republica, if it deems necessary. Audit costs shall be charged to the interested Party. CLAUSE 23 - RATES

            23.1 Subject to the above limitations, the services furnished to the Joint Operation by facilities owned exclusively by ECOPETROL or THE ASSOCIATE shall be charged at pertinent rates so as to recover actual costs. Such costs shall include normal work rates, salaries, social benefits, depreciation and other operating expenses, taking into account the following:

            23.1.1 The rate for transport equipment, which is normally calculated on the basis of operating time, must include loading and unloading time plus the waiting time

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
when loading and unloading. Charges for transport equipment assigned to the Operation shall include Sundays and holidays unless the equipment is down for repair.

            23.1.2 When materials for the mentioned operation are transported together with other material by river or by land in units owned exclusively by ECOPETROL or by THE ASSOCIATE, a charge shall be made based on the tonnage transported, at rates which may not be higher than commercial rates.

            23.2 Tool and Equipment Rental Rates: The procedure to calculate the rental rate for equipment and tools belonging to the Parties, excluding drilling rights and major items whose rates will be calculated separately and approved by the Executive Committee, shall include a depreciation value and a maintenance value, as follows:

            23.2.1 Description, model, number, date of purchase and original cost of the equipment.

            23.2.2 Location where equipment is to be used, reasons for rental and estimated time of use.

            23.2.3 Annual depreciation of equipment based on depreciated book value and estimated remaining life span (the minimum book value taken into consideration shall be ten percent (10%) of the original cost, that is salvage value).

            23.2.4 The annual maintenance cost will be a percentage of original cost, varying from five percent (5%) for new equipment to fifteen percent (15%) for depreciated equipment, depending on depreciation time, for example.

            o   EQUIPMENT A:  (FIVE [5] YEAR LIFE).

            o   Time (years) 1,2,3,4,5:
                Equipment depreciated One
                hundred Percent (100%).

            o   Maintenance:  5,6,7,8,9:  Fifteen percent (15%)

            o   EQUIPMENT B:  (TEN [10] YEAR LIFE).

            o Time (years) 1,2,3,4,5,6,7,8,9,10: Equipment depreciated One hundred percent (100%).

            o   Maintenance:  5,6,7,8,9,10,11,12,13,14,15:  15%

            NOTE: Useful life span and depreciation shall be those of oil-industry accounting norms.

            23.2.5 The annual rental is equal to that stated in Clause 23 (subparagraph 23.2.3) of this Agreement plus the amount determined in (subparagraph 23.2.4) of the same Clause.

            23.2.6 The monthly or daily equipment rental rates shall be that established in Clause 23 (subparagraph 23.2.5) of this Agreement divided by 12 or 365, as appropriate.

            23.2.7 No stand-by rates shall apply except for rentals to third parties.

            23.2.8 The foregoing rental rates do not include transport costs, installations, operation, lubricants and fuel, which shall be charged to the pertinent Operation.

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
            23.2.9 The foregoing rental rates shall apply to equipment and tools used in operations performed one hundred percent (100%) by THE ASSOCIATE or Operator and vice versa.

            23.10 In each case, the Technical Sub-Committee shall make recommendations to the Executive Committee on the need for equipment rental and the Financial Sub-Committee may apply the rate system established herein.

            23.2.11 The equipment rental rate shall be calculated in United States dollars, but shall be invoiced in pesos for its collection at the rate agreed by the Parties.

            23.3 Rental of Warehouses and Fixed Assets: The Financial Sub-Committee shall agree on a procedure to calculate the rental of warehouses owned by one of the Parties or by the Joint Operation for total or partial use.

CLAUSE 24 - CONTRIBUTIONS IN KIND

            ECOPETROL or THE ASSOCIATE shall contribute in kind any such materials considered suitable by the Parties and will enter into agreements to this end.

PART III -ADMINISTRATIVE ASPECTS AND OTHER

PROVISIONS

SECTION ONE - EXECUTIVE COMMITTEE

CLAUSE 25 - FUNCTIONING CONDITIONS

            In order to fulfill its functions, the Executive Committee shall comply with the conditions stated in Clause 19 of The Contract, as follows:

            25.1 The Executive Committee shall be alternately chaired by the Parties, beginning with ECOPETROL and THE ASSOCIATE.

            The chairman and Secretary must be of the same Party.

            25.3 The Executive Committee shall hold ordinary meetings in March, July and November, and special meetings whenever the Parties and/or the Operator consider it necessary. The exploitation program being executed by the Operator, and future plans shall be reviewed at each meeting. Each Party may invite the advisers it deems appropriate, it being understood that each company will invite as few as possible.

            25.4 At ordinary meetings of the Executive Committee, the representative who is due to chair the next meeting shall give the representatives (principal and their deputies) of the other Party and the Operator, ten (10) calendar days advanced notice of the date, place and agenda of such meeting.

            25.5 Pursuant to Clause 18 (subparagraph 18.3) of The Contract, both for ordinary special meetings of the Executive Committee, any matter not included on the agenda may only be discussed if previously accepted by the Parties representatives through the sub-committees.

SECTION TWO - SUB-COMMITTEES

CLAUSE 26 - CREATION OF SUB-COMMITTEES

            In order to perform the functions provided for in Clause 19 (subparagraph 19.3.8) of The Contract, the Executive Committee can create such advisory sub-

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
committees as it deems necessary. In any case, the Executive Committee shall appoint a Technical SubCommittee and Financial Sub-Committee.

            The sub-committee shall be the bodies constituted to control and define technical, financial and legal recommendations of The Contract for the Executive Committee, and shall be governed by The Contract and this Agreement. Each sub-committee shall draw up its own internal regulations as approved by the Executive Committee.

SECTION THREE - OPERATOR

CLAUSE 27 - RIGHTS AND OBLIGATIONS

            27.1 Under this Agreement, the Operator has the right to carry out Joint Operations directly or through contractors, under the general direction of the Executive Committee. In any case, the Operator shall be responsible for the Joint Operation as set forth in The Contract.

            27.2 The Operator's obligations include the following:

            27.2.1 Preparing, presenting implementing Budgets and programs for exploration and exploitation, and Authorization for Expenditure (AFE's).

            27.2.2 Directing and controlling all statistical and accounting services.

            27.2.3 Planning and obtaining all materials and services as required for the efficient performance of the Joint Operation.

            27.2.4 Providing technical and advisory services as required for the efficient performance of the Joint Operation.

            27.3 The Operator cannot cause burden to the properties of the Joint Operation.

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
            27.4 Resignation or removal of the Operator must be effected without prejudice to any right, liability or responsibility acquired during the time in which Operator acted as such. If the Operator resigns or is removed before performing the obligations established in The Contract, it may not charge the Joint Account with the costs and expenses incurred as a result of such change.

            However, if the Executive Committee approves them, such costs and expenses may be charged to the Joint Account.

            27.5 Upon notice of removal or acceptance of Operator's resignation, and to facilitate the transfer of obligations, ECOPETROL shall audit the Joint Account and take an inventory of the Joint Operation's assets. The inventory will be used for purposes of relinquishment and accounting responsibility transfer's procedure. All costs and expenses incurred in connection with such audit and inventory shall be charged to the Joint Account.

            27.6 The Operator shall not be responsible for any loss or damage suffered by the Joint Operation unless such results from the following:

            27.6.1 Serious fault of Operator.

            27.6.2 Failure to obtain and maintain any insurance cover required by Clause 33 of The Contract, except when the Operator has made all possible efforts to obtain and maintain them and the results of such efforts have been fruitless, a situation which the Operator must first communicate to the Parties in writing.

SECTION FOUR - CONTRACTING PROCEDURE

CLAUSE 28 - SUPPLIERS AND CONTRACTORS RECORD

            28.1 The Operator must keep a Supplier and Contractor Register, classified according to activities required for Oil exploration, exploitation and transport.

            28.2 ECOPETROL shall be acquainted with the list of suppliers and contractors and offer justified and relevant comment, to the Operator, when applicable.

            28.3 The Register shall be reviewed every year, without prejudice to the justified removal of individuals or organizations with The Associate's consent.

            28.4 In all cases in which a quotation has to be requested for a purchase or contract, the corresponding record shall be consulted, provided written evidence of such action on the corresponding document kept.

            28.5 Individuals or organizations included in the Supplier and Contractor Register must provide proof of good technical, ethical and economic standing, and suitable experience for the services call for by the Joint Operation. The experience of the company itself, that of its shareholders and that of its permanent technicians will be considered in this respect.

CLAUSE 29 - PURCHASING PROCEDURES

            29.1 The Operator shall prepare a list of purchasing requirements, after first checking they are not available in the Joint Account warehouses.

            29.2 The Operator shall present to the Technical Subcommittee, with sufficient advance notice, for study and approval, the analyses of the different purchase applications, including, among others, the following aspects:

            o    Whether purchase is for stock or immediate use

            o    Item and budget code

            o    Currency of payment and warranties offered

            o    Possible financing

            o    Invitation of a minimum three (3) suppliers

            o    Cost Center or Authorization for Expenditure (AFE)

            29.3 Award will be usually made on the basis or three (3) quotations, except when the Technical Sub-Committee decides otherwise.

            29.4 Purchase requisitions must be submitted with all supporting documents and justification, duly signed.

            29.5 The Minutes will record the requisitions studied and approved, and those postponed, with a note stating the reasons for such postponement.

            29.6 Requisitions for amounts exceeding forty thousand dollar of the United States of America (US$40,000) or equivalent in Colombian pesos shall be submitted to the approval of the Executive Committee.

            29.7 During each ordinary meeting of the Executive Committee, a report is to presented on the requisitions approved by the Technical Subcommittee, for their ratification. Purchase bids shall also follow the procedures set out in Clause 29 (subparagraph 29.4) hereof.

CLAUSE 30 - CONTRACTING PROCEDURE FOR WORK AND SERVICES

            30.1 The Technical Sub-Committee shall appoint an appraisal commission to consider proposals, if deemed appropriate.

            30.2 The Technical Sub-Committee shall study the reports and award recommendations, according to amount, within authorized limits.

            30.3 For each contracted work or service, a Budget will be prepared following any of these modes:

            o  Delegation of Administration

            o  Global or lump sum price

            o  Price per work unit

            o  Rates established by entities or professional bodies

            o  Turn key

            30.4 Contracts for work or services exceeding forty thousand dollars of the United States of America (US $40,000) shall be awarded on the basis of at least three (3) written quotations from qualified bidders appearing on the Operator's Register. If three (3) proposals are not received, a lesser number will be acceptable but must be duly justified and recorded in the recommendations report to the Technical Sub-Committee.

            30.5 Original bids must be kept in Operator's files for future review.

            30.6 A contracting request shall be declared "not awarded" when the Technical Sub-Committee considers such decision justified and the bids are not in line with true costs.

            30.7 In the event of any change which increases the price by over twenty percent (20%), all bidders will be advised so they may revise their bids, and these will be reconsidered as if a new bid process has been opened.

            30.8 The results of the award shall be communicated in writing.

CLAUSE 31 - BIDDING PROCEDURES

            31.1 The Technical Sub-Committee shall recommend when bids should be opened and who should be invited.

            31.2 Foreign firms invited to participate must be legally established in Colombia.

            31.3 The Operator shall prepare the bid documents and submit them to the Technical Sub-Committee for consideration.

            31.4 Bids received after the closing date will not be considered.

            31.5 Bids shall be appraised jointly, following guidelines set out in each bid document.

            31.6 Any additional technical information or explanation may be requested from bidders, preferably by telefax. When a general clarification is required, such requests will be sent to all bidders. Any clarification shall be duly notified to each Party.

            31.7 The Operator shall submit a written award recommendation to the Technical Sub-Committee, supported by communications and relevant documentation, and a comparison chart of the different bids.

CLAUSE 32 - INSURANCE

            Pursuant to Clause 33 of The Contract, with regard to insurance, the Operator must submit the following information to ECOPETROL's Vice-President of Operations, so that ECOPETROL may insure fifty percent (50%) of the Commercial Field assets.

            32.1 Description of the assets, when possible broken down as follows:

            32.1.1 Offices, camp facilities, and other non-industrial assets.

            32.1.2 Collection stations, specifying tanks (number and capacity) and other equipment.

            32.1.3 Various warehouses and other facilities.

            NOTE: Outside pipelines and wells are not insured under the fire policy, since ECOPETROL assumes this risk directly.

            32.2 Value of assets stating only the value of the part belonging to ECOPETROL and stating to which percentage of the total value it corresponds.

            32.3 Geographical information.

            32.4 Date of receipt, from which time the risk passes to the Joint Operation.

CLAUSE 33 - FORCE MAJEURE OR FORTUITOUS CIRCUMSTANCES

            Clause 34 of the Contract only suspends performance of specific obligations whose execution become impossible due to reasons of Force Majeure or Act of God. Likewise, it only suspends the obligations of the goods, property, production facilities, etc., affected by such circumstances. The Operator must notify conclusions of the event of Force Majeure, detailing the extent of any damage and corrective actions taken.

CLAUSE 34 - REVIEW OF THE OPERATING AGREEMENT

            This Operating Agreement shall be revised when the Parties may consider it suitable, on request of any of them; the Executive Committee has all necessary authority to effect such review and modification. This Operating Agreement shall remain in force until one of the following events occurs:

            34.1 Termination of the Contract.

            34.2 Written agreement between the parties.

            34.3 Signature of a new Agreement.

            In witness whereof, the Parties sign this Operating Agreement on ECOPETROL Contract Paper this Twenty Second (22nd) day of January, nineteen hundred and ninety three (1993).

      EMPRESA COLOMBIANA DE                         THE GHK COMPANY

         PETROLEOS
         ECOPETROL

      --------------------                          --------------------
      JUAN MARIA RENDON                             RUSS D. CUNNINGHAM

      GUTIERREZ                                     LEGAL REPRESENTATIVE
      PRESIDENTE

                             PETROLINSON, S.A.

                             ------------------

                             NORMAN R. ROWLINSON

                             APODERADO GENERAL

                               TABLE OF CONTENTS
                                    ANNEX B

                              OPERATING AGREEMENT

PART I - TECHNICAL ASPECTS

SECTION ONE - EXPLORATION

Clause 1. Information Supply during Exploration

Clause 2. Return of Areas

SECTION TWO - EXPLOITATION

Clause 3. Extensive Production Tests

Clause 4. Commercial Field

Clause 5. Sole Risk

Clause 6. Operation Inspections

Clause 7. Production

Clause 8. Oil Distribution and Availability

Clause 9. Crude Supply for Export

PART II - ACCOUNTING AND FINANCIAL ASPECTS

SECTION ONE - PROGRAMS AND BUDGETS

Clause 10. Budgets and Exploration Programs

Clause 11. Budgets and Exploitation Programs

Clause 12. Budget Manual

Clause 13. Income Budget

Clause 14. Expense Budget

Clause 15. Other Provisions

SECTION TWO - ACCOUNTING PROCEDURES

Clause 16. Accounting Procedure

Clause 17. Cash-Calls, Invoicing and Adjustments

Clause 18. Charges

Clause 19. Credits

Clause 20. Disposal of Excess Materials and Equipment

Clause 21. Inventory

Clause 22. Audit

Clause 23. Rates

Clause 24. Contributions in Kind

PART II - ADMINISTRATIVE ASPECTS AND OTHER PROVISIONS

SECTION ONE - EXECUTIVE COMMITTEE

Clause 25. Operation Conditions

SECTION TWO - SUB-COMMITTEES

Clause 26. Creation of Sub-Committees

SECTION THREE - OPERATOR

Clause 27. Rights and Obligations

SECTION FOUR - CONTRACTING PROCEDURE

Clause 28. Suppliers and Contractors Record

Clause 29. Purchasing Procedures

Clause 30. Contracting Procedure for Work and Services

Clause 31. Bidding Procedures

Clause 32. Insurance

Clause 33. Force Majeure or Fortuitous Circumstances

Clause 34. Review of the Operating Agreement

OTROSI CONTRACT MODIFICATION:       CHANGE OF OBLIGATION BECAUSE OF THE GIVING
                                    BACK OF AREAS

CONTRACT:                           ASSOCIATION TYPE

SECTOR:                             DINDAL

ASSOCIATED COMPANY:                 GHK COMPANY COLOMBIA AND PETROLINSON S.A.

The parties:

On one part, EMPRESA COLOMBIANA DE PETROLEOS "ECOPETROL", created via Law 165 of 1948, whose reform was approved by Decree 1209 of June 15, 1994 represented by, represented by JUAN MARIA RENDON GUTIERREZ, of age, domiciled in Santa Fe of Bogota, identified with citizenship number 17,125.100 issued in Bogota, who manifests hereby that he is acting in his condition of President of ECOPETROL;

And the other party:

1. GHK COMPANY COLOMBIA, Colombian subsidiary of GHK COMPANY COLOMBIA, organized in accordance with the laws of the State of Oklahoma. Constituted by Public Act number 118, January 21, 1993 at the Notary number Sixteen (16) of Bogota inscribed in the Chamber of Commerce of this city, with number 36065, in the sixth book with a mercantile registry number 531101, represented by ENRIQUE VARGAS RAMIZEZ, identified with citizenship number 5,680.285, who manifests that he is duly able to celebrate the following contract.

2. PETROLINSON, S.A., Colombian subsidiary of Petrolinson, S.A., of Panama, constituted by Public Act number 4489 of July 6, 1964 in the Fifth Notary of Bogota, inscribed in the Chamber of Commerce of this city, under number 20326, of the respective book, with mercantile registry number 017785, represented by NORMAN R. ROWLINSON, identified with foreign registration number 73192 of Bogota, who manifests that he is duly able to celebrate the following contract.

These two companies described will be called for all the effects, THE ASSOCIATED COMPANY.

In the conditions noted here, ECOPETROL and THE ASSOCIATED COMPANY agree that the agreement which they have reached has the following considerations:

FIRST: That the 22 of January, 1993, ECOPETROL and THE ASSOCIATED COMPANY celebrated the contract of Association for the sector "DINDAL", from now on called THE CONTRACT, which was protocolized by Public Act number 270 of 9 February, 1993 in the Sixteenth Notary of Bogota.

SECOND: In the development of this contract, THE ASSOCIATED COMPANY drilled the exploratory well Escuela - 1 with which it fulfilled partially the corresponding contractual obligations of the first of the first year.

THIRD: That the 10th of June, 1994 a technical presentation of THE ASSOCIATED COMPANY was done in which the COMPANY showed the results obtained with the drilling of the Escuela - 1 well, and it was requested from ECOPETROL the reconsideration of the obligation of THE CONTRACT.

FOURTH: That by communication DTE-0373 of 13 July, 1994 ECOPETROL requested from THE ASSOCIATED COMPANY the formalization of its request for a change of obligations.

FIFTH: That by communication dated 7 July, 1994 THE ASSOCIATED COMPANY presented its proposal on the following manner:

                  o        Return of the northern part of the Dindal Block
                  o        Adding the Block of Rio Seco
                  o        Restructuring the exploratory obligations as such:
                                    -First year: Exploratory well Escuela - 1
                                    -Second year: Reprocessing of the available seismic with the goal of determining a prospect and perforation of one well to 6,000'.

SIXTH: That the Committee of Exploration and Contracting of ECOPETROL in Session number 17 on the 18th of July, 1994 decided to not accept the modifications to the areas of the contracts of Association.

SEVENTH: That by the communication VOP-0387 of 9 August, 1994, ECOPETROL proposed to THE ASSOCIATED COMPANY the following alternative in order to continue the development of THE CONTRACT.

First year: THE ASSOCIATED COMPANY gives back the northern part of the Dindal Block; the Escuela - 1 well is accepted of fulfilling the obligations; THE ASSOCIATED COMPANY is exempted from drilling a second exploratory well which was stipulated in the fifth clause of THE CONTRACT.

Second year: Termination date, March 23, 1995; drilling of one exploratory well to 6,000'.

Third to sixth years: Perforation of one well per year.

EIGHTH: That by communication of 16 September, 1994 THE ASSOCIATED COMPANY manifested its agreement with a proposal presented by ECOPETROL.

NINTH: That the Board of Directors of ECOPETROL, as is evidenced in Act number 2082 of the 24th of October, 1994, authorized management to accept the request of THE ASSOCIATED COMPANY in the following way: "1) Accept the giving back or return of fifty-four thousand (54,000) hectares of the northern part of the Dindal Block; 2) Accept the change of obligations within the Dindal Contract within the following terms: First year a) Return of the northern part of the Dindal Block; b) Accept the exploratory well Escuela - 1 as fulfilling the obligations; c) THE ASSOCIATED COMPANY is expected from drilling the second exploratory well stipulated in the fifth clause of THE CONTRACT. Second year a) Expiration or termination date 23 March, 1995; b) Perforation of an exploratory well to 6,000'. Third to sixth years a) Perforation of one exploratory well per year."

TENTH: That by communication VOP-519 of 16 November, 1994, ECOPETROL notified THE ASSOCIATED COMPANY of the acceptance of the change to the obligations contained in the ninth point of this modification Otrosi.

In accord with the above, ECOPETROL and THE ASSOCIATED COMPANY agree:

FIRST: To modify the third clause denominated "Contracted Area", which would now read in this way:

CLAUSE 3 - CONTRACTED AREA

The Contracted Area is called "DINDAL", it consists of an extension of twenty-six-thousand- one-hundred-fifty-four (26,150) hectares with eight-thousand-five-hundred (8,500) square meters and is located within the townships of Chaguani, Viani, Villeta, Quebrada Negra, Guaduas, Caparrapi and Utica in the Cundinamarca Department.

The description of this area follows here and also appears on the map which is a next here as Annex "A", which forms part of this Contract, as does the chart of corresponding calculation: it has been taken as a reference point the Geodesic Vertex "CINTA-24" of the Geographical Institute of Agustin Codazzi whose Gauss plane coordinates with origin Santa Fe of Bogota are: N-1,063,470.38 meters, E-951,466.09 meters which correspond to the geographic coordinates Latitude 05(degree) 10'22".276 to the north of the equator, Longitude 74(degree)31'07".154 to the west of Greenwich. From this vertex, you continue on a northern direction to north N 57(degree) 45'09".072 West for a distance of 4,553.45 meters until you reach point "A" which this point's coordinates are:
N-1,065,900.0 meters, E-947,15.00 meters. From this point "A" continue in a northern direction for a distance of 4,100.00 meters until you reach point "B" whose coordinates are: N-1,070,000.00 meters, E-

947,615.00 meters. From this point "B" continue in an eastern direction for a distance of 4,385.00 meters until you reach point "C" whose coordinates are:
N-1,070,000.00 meters, E-952,000.00 meters. From this point "C" continue the direction S 7(degree) 7'30".059 E for a distance of 16,124.51 meters until reaching point "D" whose coordinates are: N-1,054,000.00 meters, E-954,000.00 meters. From this point "D" continue with a direction S 15(degree) 42'31".096 W for a distance of 16,620.77 meters until reaching point "E" whose coordinates are: N-1,038,000.00, E-949,500.00 meters. From this point "E", continue with a western direction for a distance of 5,800.00 meters until reaching point "F" whose coordinates are: N-1,038,000.00 meters, E-943,700.00 meters. From this point "F", continue with a northern direction for a distance of 27,900.00 meters until reaching point "G" whose coordinates are: N-1,065,900.00 meters, E-943,700.00 meters. From this point "G" continue in an eastern direction for a distance of 3,915.00 meters until reaching point "A" which was the departure point and the closing of the delimitation of the boundaries.

SECOND: Modify Clause 5, points 5.1.1., 5.1.2., and 5.1.3., which will now read in this fashion:

CLAUSE 5 - TERMS AND CONDITIONS

5.1.1. During the first year counting as of the effective date of this contract, THE ASSOCIATED COMPANY obligates itself to drill one (1) exploratory well until it reaches and penetrates the formations which can produce petroleum in the area. During the second year, THE ASSOCIATED COMPANY will undertake the drilling of one exploratory well until it reaches formations that may produce petroleum in the area, or to a minimum depth of 6,000'. At the end of the second year, THE ASSOCIATED COMPANY will have the option to resign from the Contract as long as it has fulfilled its respective obligation.

5.1.2. During the third year, THE ASSOCIATED COMPANY will drill one (1) exploratory well until it reached and penetrates the formations which may produce petroleum in the area. At the end of this year, the Contract will end if its extension has not been requested and authorized as set out in number 5.2 of this Clause or a commercial field has not been found.

In accordance with the obligations contracted, the number 5.1.3 of THE CONTRACT is now taken out.

This is signed in Santa Fe of Bogota on the _______ day of ______, 1994.

                         EMPRESA COLOMBIANA DE PETROLEOS
                                   "ECOPETROL"

                           JUAN MARIA RENDON GUTIERREZ

                                    President

GHK COMPANY COLOMBIA                                           PETROLINSON, S.A.

ENRIQUE VARGAS R.                                            NORMAN R. ROWLINSON
Legal Representative                                        Legal Representative

                         EMPRESA COLOMBIANA DE PETROLEOS
                                   "ECOPETROL"

            Calculation of Areas, Directions and Distances as of the
                      Gauss Coordinates with Origin Bogota

               Table of Numbers and Results for the Dindal Sector

The different talents of Chaguani, Viani, Villeta, Quebrada, Negra, Guaduas, Caparrapi and Utica.

                             Cundinamarca Department

         Northern   Eastern                 Dif.       Dif.
Point   Coordinate Coordinate  Distance    North       East        Direction
  A     1,065,900   947,615    4,100.00   4,100.00       0.00   North

  B     1,070,000   947,615    4,385.00       0.00   4,385.00   East

  C     1,070,000   952,000   16,124.51  -1,000.00   2,000.00   7(degree)7'30".059 SE

  D     1,054,000   954,000   16,620.77  -1,000.00  -4,500.00   15(degree)42'31".096 SW

  E     1,038,000   949,500    5,800.00       0.00  -5,800.00   West

  F     1,038,000   943,700   27,900.00   2,900.00       0.00   North

  G     1,065,900   943,700    3,915.00   3,915.00   3,915.00   East

  A     1,065,900   947,615

                 Area of the Polygon: 26.154 Hectares: 8,500MT2

                       Geodesic Vertex "Cinta-24" I.G.A.C.

Gauss      N-1,063,470.38 meters        Geographics  Lat. 05(degree) 10'22".276
           E-  951,466.09 meters                     Long: 74(degree) 31'07".154

                                       -6-